Exhibit (b)(vi)

December 23, 2016

Itaú Unibanco S.A., Nassau Branch,

31B, Annex Building, 2nd floor

East Bay Street, P.O. Box N-3930

Nassau, Bahamas

Attention: Maria M. Mattaraia de Vincenzo

Re: Offer PCT N°1/2016 Loan Facility
Senior Secured Loan Agreement

Ladies and Gentlemen:

The Borrower (as defined in Annex A hereto, “PCT”, “we”, “us” or “our”) is pleased to submit to each of the Lenders (as defined in Annex A hereto), the Administrative Agent (as defined in Annex A hereto), the Collateral Agent (as defined in Annex A hereto, and together with the Lenders and the Administrative Agent “you”) this irrevocable offer (the “Offer PCT N°1/2016”) to enter into the senior secured term loan facility under the terms and conditions contained herein.

This Offer PCT N°1/2016 shall be deemed accepted upon receipt by us not later than 11:59 p.m., New York City time, on the Expiration Date (as defined below), of a written notice of acceptance from you.

Upon acceptance of this Offer PCT N°1/2016 as provided in the immediately preceding paragraph, the terms and conditions of this Offer PCT N°1/2016 attached as Annex A hereto (the “Terms and Conditions”) shall be binding upon and inure to the benefit of the parties hereof, and each of you and us shall be deemed to have accepted, acknowledged and agreed to any and all such Terms and Conditions, which shall constitute the entire agreement between us and you relating to the subject matter thereof and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter thereof.

Delivery of a written notice of acceptance from you to this Offer PCT N°1/2016 by telecopy, facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this offer letter.

This Offer PCT N°1/2016 shall expire at 11:59 p.m., New York City time, on December 23, 2016 (the “Expiration Date”), if not accepted in accordance with preceding paragraphs.

[Signature pages follow]

Sincerely,

BORROWER

PCT LLC

By:	/s/ Edmond M. Safra
Name:	Edmond M. Safra
Title:	President

Offer Page to Senior Secured Loan Agreement

ANNEX A

TERMS AND CONDITIONS TO THE OFFER PCT N°1/2016

(see attached)

i

Section 6.	Representations, Warranties and Agreements	38

6.1	Legal Status	38
6.2	Power and Authority	38
6.3	No Immunity; Commercial Acts	38
6.4	No Violation	39
6.5	Compliance with Laws	39
6.6	Approvals	39
6.7	Litigation	40
6.8	Security Documents	40
6.9	No Material Adverse Change	40
6.10	Properties; Insurance	40
6.11	Material Agreements; Liens	41
6.12	Intellectual Property	41
6.13	Priority of Obligations	41
6.14	True and Complete Disclosure	41
6.15	ERISA	41
6.16	Labor Relations	42
6.17	Tax Returns and Payments	42
6.18	Availability and Transfer of Foreign Currency	42
6.19	Legal Form; Enforcement	42
6.20	Withholding Taxes	42
6.21	Indebtedness	42
6.22	Environmental Matters	43
6.23	Investment Company Act	43
6.24	Use of Proceeds	43
6.25	Solvency	44
6.26	Subsidiaries	44
6.27	No Default	44

Section 7.	Affirmative Covenants	44

7.1	Information Covenants	44
7.2	Compliance with Laws	45
7.3	Rank of Obligations	45
7.4	Books and Records	45
7.5	Payment of Taxes	46
7.6	Inspection	46
7.7	Maintenance of Property, Insurance	46
7.8	Maintenance of Existence; Conduct of Business	46
7.9	Maintenance of Consents and Approvals	47
7.10	Performance of Obligations	47
7.11	Maintenance of Collateral; Further Assurances	47
7.12	Establishment and Maintenance of Collateral Account	47
ii

Section 8.	Negative Covenants	48

8.1	Indebtedness	48
8.2	Liens	49
8.3	Consolidations, Mergers	49
8.4	Sales of Assets; Sale-Leaseback Transactions	50
8.5	Advances, Contingent Obligations, Investments and Loans	50
8.6	No Change in Line of Business	50
8.7	Dividend; Restrictions on Subsidiary Dividends; Restricted Payments of Indebtedness	51
8.8	Transactions with Affiliates	51
8.9	Changes in Accounting Practices	51
8.10	Use of Proceeds	52
8.11	Amendment of the Shareholder Agreement	52

Section 9.	Events of Default	52

9.1	Payments	52
9.2	Representations	53
9.3	Covenants	53
9.4	Default Under Other Agreements	53
9.5	Judgments	53
9.6	Non-Monetary Judgments	53
9.7	Bankruptcy, etc.	54
9.8	Proceedings	54
9.9	Governmental Approval	54
9.10	Credit Documents	54
9.11	Cancellation of Payment Obligation	54
9.12	Expropriation Event	54
9.13	Change of Control	55
9.14	Environmental Matters	55
9.15	Collateral	55
9.16	Currency Restrictions	55

Section 10.	The Agents	55

10.1	Authorization and Action	55
10.2	Agent’s Reliance	57
10.3	Agents and Affiliates	58
10.4	Lender Credit Decision	58
10.5	Indemnification	58
10.6	Successor Agent	59
10.7	Jurisdiction	60
10.8	Enforcement	60

Section 11.	Notices, Communications, Confidentiality and Treatment of Information	60

11.1	Notices	60
11.2	Confidentiality	61
11.3	Treatment of Information	62
iii

Section 12.	Miscellaneous	64

12.1	Payment of Expenses, etc.	64
12.2	Indemnity	65
12.3	Assignment of the Loans	66
12.4	No Waiver; Remedies Cumulative	69
12.5	Governing Law; Submission to Jurisdiction; Venue	70
12.6	Obligation to Make Payments in Dollars	71
12.7	English Language	71
12.8	Counterparts	71
12.9	Amendment or Waiver	72
12.10	Survival	73
12.11	WAIVER OF JURY TRIAL	73
12.12	Entire Agreement	73
12.13	Severability	73
12.14	No Fiduciary Relationship	74
12.15	USA PATRIOT Act	74
12.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	74
12.17	Acknowledgement of Non-reliance on Margin Stock.	75
iv

Schedule 2.1	Commitments
Schedule 6.6	Approvals
Schedule 6.7	Litigation
Schedule 6.11(b)	Liens
Schedule 6.21	Indebtedness
Schedule 6.26	Subsidiaries
Schedule 8.5(c)	Investments
Schedule 8.8	Transactions with Affiliates

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Note
EXHIBIT C	Form of Secretary’s Certificate
EXHIBIT D	Form of Solvency Certificate
EXHIBIT E	Form of Funding Date Officer’s Certificate
EXHIBIT F	Form of Assignment and Assumption
EXHIBIT G-1	Form of U.S. Tax Compliance Certificate (foreign non-partnership lender)
EXHIBIT G-2	Form of U.S. Tax Compliance Certificate (foreign non-partnership participant)
EXHIBIT G-3	Form of U.S. Tax Compliance Certificate (foreign partnership participant)
EXHIBIT G-4	Form of U.S. Tax Compliance Certificate (foreign partnership lender)

v

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility to the Borrower in order to finance the consummation of, and the payment of fees, costs and expenses incurred in connection with the Tender Offer, and the Lenders have indicated their willingness to make such facility available on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

Section 1.              Definitions and Principles of Construction.

1.1              Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Account Bank” shall mean Itaú Unibanco S.A.- New York Branch in its capacity as account bank under the Collateral Account Control Agreement.

“Administrative Agent” shall mean Itaú, as administrative agent.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Interest Period” shall have the meaning provided in Section 2.11.

“Affected Lender” shall have the meaning provided in Section 2.11(b).

“Affiliate” shall mean, with respect to any Person, (a) any other Person that is directly or indirectly Controlled by, under common control with or controls such Person; (b) any other Person owning beneficially or Controlling ten percent or more of the Voting Stock of such Person; or (c) any officer, director or partner of such Person. As used in this definition, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of partnership interests or voting securities, by contract or otherwise.

“Agents” shall mean, collectively, the Administrative Agent or the Collateral Agent or both of them, as the case may be.

“Agreement” shall mean this Senior Secured Loan Agreement.

“Aggregate Tender Offer Consideration” shall mean the aggregate cash amount required to be paid by the Borrower and the Other Tender Offerors to the existing shareholders who tendered shares of TGS pursuant to the Tender Offer as the purchase price for all of such tendered shares.

“Anti-Corruption Laws” shall mean (a) the United States Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act of 2010 and (c) any other similar Law of any jurisdiction relating to bribery or corruption, including those of Argentina.

“Anti-Money Laundering Laws” shall mean any Law related to money laundering or terrorism financing, including (a) 18 U.S.C. §§ 1956 and 1957, (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations and (c) any other similar Law of any jurisdiction or regulation including those of Argentina.

“Applicable Margin” shall mean, 5.00% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Argentina” shall mean the Republic of Argentina.

“Asset Disposition” shall mean, with respect to any property of any Person, to sell, lease, assign, transfer or otherwise dispose of, directly or indirectly such property by such Person, or enter into any sale-leaseback transaction in respect of such property by such person, other than:

(i)                 liquidations or other dispositions of obsolete or worn-out property in the ordinary course of business of such Person;

(ii)                dispositions of inventory in the ordinary course of business of such Person;

(iii)               transactions permitted under Sections 8.3 and 8.5;

(iv)              any such transaction (x) from a Subsidiary to the Borrower or (y) from a Subsidiary to another Subsidiary;

(v)               leases of real or personal property in the ordinary course of business;

(vi)              dispositions of cash or Cash Equivalents in exchange for cash or Cash Equivalents in the ordinary course of business of such Person;

(vii)             the sale or discount of accounts receivable arising in the ordinary course of business for fair market value in connection with the compromise or collection thereof; and

(viii)            sales, transfers or dispositions of property in a transaction or series of related transactions of assets with a Fair Market Value of less than $1,000,000.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Officer” shall mean, with respect to any Person, the Chairman, Vice Chairman, President, any Vice President, Chief Financial Officer, General Manager or Secretary of such Person.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the United States Federal Bankruptcy Code of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” shall mean, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 0.5%, (b) the Prime Rate for such day and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, that LIBOR for any day shall be determined at approximately 11:00 a.m. (London time) on such date. Any changes in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective on the effective date of such change in the Prime Rate, Federal Funds Rate or LIBOR.

“Borrower” shall mean PCT LLC, a Delaware limited liability company with registered office in Dover, Delaware.

“Borrowing” shall mean each borrowing of the Loans from the Lenders as provided for in Section 2.1.

2

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in New York, New York and City of Nassau, Bahamas, a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close in any such city and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in the London interbank Eurodollar market.

“Capital Adequacy Regulation” shall mean any guideline, request or directive of any central bank or other Governmental Authority, or any other Law, whether or not binding, in each case, regarding capital adequacy or liquidity of any bank or of any Person Controlling a bank.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the ownership, equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Capitalized Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be capitalized on the books of such Person under IFRS, in each case taken at the amount thereof accounted for as indebtedness in accordance with IFRS.

“Cash and Cash Equivalents” shall mean:

(a)              Dollars or money in other currencies received or acquired in the ordinary course of business;

(b)              marketable obligations, maturing within one year following the acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(c)              (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding 90 days from the date of acquisition and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “BBB-” by S&P or “Baa3” by Moody’s;

(d)              commercial paper rated “A-1” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act and maturing within 90 days after the date of acquisition; and

(e)              money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above.

“Cash Collateral” shall mean (i) cash or (ii) Time Deposits, in each case, deposited, credited to, pledged or assigned to the Account Bank in favor of the Secured Parties and securing the Obligations.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” shall mean the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any applicable Law, rule, regulation or treaty, (b) any change in any applicable Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.

3

“Change of Control” shall mean any event or circumstance, for whatever reason, whereby at any time after the date hereof, the Permitted Holder ceases, for any reason, to Control or beneficially own 100% or more of the outstanding Capital Stock of the Borrower.

“CIESA” shall mean Compañía de Inversiones de Energía S.A., a sociedad anónima organized and existing under the laws of Argentina.

“CIESA Trust” shall mean the trust agreement, dated as of August 29, 2005 entered into by and among PEPCA S.A., Enron Argentina Ciesa Holding S.A., PBS, CIESA and ABN AMRO Bank N.V. and any successor entity thereof, as trustee, governing the creation of a trust under Argentine Law 24,441 (as amended from time to time), as amended, restated, supplemented or otherwise modified from time to time.

“Closing Date” shall mean the date as of which the conditions precedent set forth in Section 5.1 have been satisfied or waived by the Lenders.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all property and assets of the Borrower, now owned or hereafter acquired, upon which a Lien has, or has been purported to be, created pursuant to any of the Security Documents.

“Collateral Account” ” shall mean the account, maintained by the Borrower with the Account Bank and subject to the Collateral Account Control Agreement, or any other account that replaces such account with the approval of the Administrative Agent.

“Collateral Account Control Agreement” shall mean an account control agreement, reasonably satisfactory to the Administrative Agent and the Borrower, entered into by and among the Borrower, the Collateral Agent and the Account Bank, pursuant to the provisions of Section 7.12(a), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Agent” shall mean Itaú, as collateral agent.

“Collateral Coverage Ratio” shall mean, as of any date, the ratio of (a) the value of the Collateral, determined by the Collateral Agent based on the average market price thereof over the five (5) Business Days prior to such date to (ii) the aggregate outstanding principal amount of the Loans on such date.

“Commitment” shall mean, as to each Lender, its obligation to make Loans to the Borrower in Dollars on the Funding Date pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Commitments” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Communications” shall mean each notice, demand, communication, information, document and other material provided for hereunder or under any other Credit Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Credit Documents, the Borrower or its Subsidiaries, or the transactions contemplated by this Agreement or the other Credit Documents.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

4

“Control” shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” shall mean and include (a) this Agreement, (b) the Notes, (c) the Fee Letters, (d) the Security Documents, (e) the Guaranty Agreement, (f) all other documents and instruments executed and/or delivered by any of the Agents, the Lenders and/or the Borrower in connection with the transactions contemplated hereby, and (g) any other document designated from time to time by the Borrower as a “Credit Document”.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, Argentine Law No. 24,522 and all other liquidation, conservatorship, bankruptcy, concurso, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, winding-up or composition or readjustment of debts or similar debtor relief Laws of the United States, Argentina or any other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which, upon the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans on the date such Loans were required to be funded hereunder unless such failure is the result of one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) not being satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. The Administrative Agent shall provide prompt written notice to the Borrower and the Lenders to the extent it receives written notice of the occurrence of one of the aforementioned events, or it otherwise has actual knowledge of such occurrence.

“Dollars” and the sign “$” shall each mean the lawful currency of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

5

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund or (d) any other Person (other than a natural person); provided, that, notwithstanding the foregoing “Eligible Assignee” shall not include any of the Borrower or its Subsidiaries or Affiliates.

“Enforcement Action” shall mean any action or proceeding against the Borrower, or all or any part of the Collateral taken for the purpose of (a) enforcing the rights of the Secured Parties in respect of the Collateral, including the initiation of action in any court or before any administrative agency or governmental tribunal to enforce such rights, and (b) adjudicating or seeking a judgment on a claim.

“Environmental Claim” shall mean, with respect to any Person, any litigation, arbitration, action, suit, investigation, claim or proceeding alleging or asserting such Person’s liability, including for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damages to natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or other property, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Material at any location, whether or not owned by such Person, (ii) any exposure to Hazardous Materials or (iii) any violation, or alleged violation, of any Environmental Law or Governmental Approval issued under any Environmental Law.

“Environmental Laws” shall mean any and all Laws, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or non-appealable judgment, relating to the environment, human health or safety, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals, or toxic or hazardous materials, substances or wastes into the environment including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, or exposure to, pollutants, contaminants, chemicals, or toxic or hazardous materials, substances or wastes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (a) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (b) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 9.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or net profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.14(e) and (d) any withholding Taxes imposed under FATCA.

“Expropriation Event” shall mean, with respect to any Person, (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or a substantial portion of any of the properties or assets of such Person or of its Capital Stock, (b) any assumption by a Governmental Authority of control of all or a substantial portion of any of the properties, assets or business operations of such Person or of its Capital Stock, (c) any taking of any action by a Governmental Authority for the dissolution or disestablishment of such Person or (d) any taking of any action by a Governmental Authority that would prevent such Person from carrying on its business or operations or a substantial part thereof.

6

“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, who is not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body of the Borrower or, pursuant to a specific delegation of authority by such board of directors or governing body, by a designated senior executive officer of the applicable Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of such Sections, and any current or future regulations or official interpretations of the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions from three federal funds brokers of recognized standing as selected by it.

“Fee Letter” shall mean the Fee Letter dated as of the date hereof, between the Borrower and Itaú relating to the facility provided herein.

“Foreign Lender” shall mean a Lender other than a U.S. Person.

“Fund” shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” shall mean the date as of which the conditions precedent set forth in Section 5.2 have been satisfied or waived by the Lenders.

“Funding Date Transactions” shall mean (i) the settlement of the Tender Offer and (ii) the disbursement of the Loans.

“Funds Flow” shall have the meaning provided in Section 5.2(e).

“FX Rate” shall have the meaning provided in Section 1.2(l).

“Governmental Approval” shall mean any necessary authorization, approval, consent, license, concession, ruling, permit, tariff, rate, certification, order, validation, exemption, waiver, variance, opinion of, or registration, filing or recording with, any Governmental Authority (including the Central Bank).

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic, federal, state or local (including, if applicable, foreign and supranational) having jurisdiction over the matter or matters in question, including those in Argentina and the United States.

“Guarantor” shall mean Mr. Edmond M. Safra.

“Guaranty Agreement” shall mean that certain guaranty agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) dated as of the Funding Date between Edmond Safra, as guarantor and Itaú Unibanco S.A., Nassau Branch, as administrative agent and LC issuer thereunder.

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“Hazardous Material” shall mean any pollutants, contaminants or hazardous or toxic substances, materials or wastes defined, listed, classified or regulated as such in or under any applicable Environmental Laws, including (a) any petroleum or petroleum products (including gasoline or crude or any fraction thereof), flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, material or substance exposure to or Release of which is prohibited, limited or regulated by any Governmental Authority.

“IFRS” shall mean the International Financial Reporting Standards, as adopted by the International Accounting Standards Board and as in effect from time to time, together with its pronouncements thereon from time to time, and applied on a consistent basis and subject to any mandatory requirements of any Governmental Authority.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) any indebtedness (including principal, overdue interest and overdrafts) of such Person (i) evidenced by any notes, bonds, debentures or similar instruments made or issued by such Person, (ii) for borrowed money or (iii) for the deferred purchase price of property or services; (b) the face amount of all letters of credit issued, bankers’ acceptances, receivables facilities, other similar facilities or confirmed for the account of such Person; (c) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person; (d) all Contingent Obligations of such Person; (e) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement (provided that the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower thereunder on a marked-to-market basis determined no more than one month prior to such time, after giving effect to any netting arrangement); and (f) all Capitalized Lease Obligations of such Person; provided that Indebtedness shall not include trade payables arising in the ordinary course of business and are not overdue more than 90 days.

“Indemnified Costs” shall have the meaning provided in Section 10.5(a).

“Indemnified Liabilities” shall have the meaning provided in Section 12.2(a).

“Indemnified Person” shall have the meaning provided in Section 12.2(a).

“Indemnified Taxes” shall mean (a) all Taxes other than Excluded Taxes (i) imposed on or with respect to any Recipient (or an Affiliate thereof) as a result of such Recipient having (x) executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document or (y) sold or assigned an interest in any Loan or Credit Documents or (ii) that are required to be deducted or withheld from payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” shall have the meaning provided in Section 11.2.

“Interest Determination Date” shall mean the second Business Day immediately preceding the commencement of any Interest Period.

“Interest Payment Date” shall have the meaning provided in Section 2.7(c).

“Interest Period” shall mean, for any Loan, the period commencing on (and including) the date of the Borrowing of such Loan and ending on (but excluding) the date that is three months thereafter, and thereafter each period commencing on (and including) the last day of the preceding Interest Period and ending on (but excluding) the date three months thereafter; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) any Interest Period that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

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“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement entered into by the Borrower in order to hedge or mitigate the interest rate risk in respect of the Loans.

“Investment” shall have the meaning provided in Section 8.5.

“Itaú” shall mean Itaú Unibanco S.A., Nassau Branch, and any Affiliate thereof.

“Judgment Currency” shall have the meaning provided in Section 12.6(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 12.6(a).

“Law” shall mean, with respect to any Person (a) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority (including Governmental Approvals) and (b) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such Person, in each case, whether now or hereafter in effect (including in each case, any Environmental Law).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under concessions, easements, leases or licenses of land, improvements, mining rights and/or fixtures.

“Lenders” shall mean each of the entities that is a signatory hereto under the caption “LENDERS” on the signature pages hereto and each entity that becomes a “Lender” after the date hereof pursuant to Section 12.3 (individually, a “Lender” and, collectively, the “Lenders”).

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time designate by notifying the Borrower and the Administrative Agent in writing.

“LIBOR” shall mean, with respect to each Interest Period for the Loans, (a) the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) for deposits in Dollars with maturities comparable to the Interest Period to be applicable to the Loans (and, if more than one rate is specified for ICE LIBOR, then the applicable rate shall be the arithmetic mean of all such rates) (provided that, if such rate is not available or if no such rate is quoted for the relevant Interest Period, then LIBOR shall mean the average of the offered quotation of three or more reference banks selected by the Administrative Agent from among major banks in the London interbank market for Dollar deposits of amounts comparable to the outstanding principal amount of the Loans with maturities comparable to the Interest Period to be applicable to the Loans with an instruction to such reference banks to, if possible, use a quotation based on an international market reference that would most closely resemble LIBOR) determined as of 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves required by applicable Law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that LIBOR will in no event be less than 0.00% per annum with respect to any Loan.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to LIBOR in accordance with Section 2.7.

“Lien” shall mean any mortgage, pledge, hypothecation, securitization, assignment, deposit arrangement, encumbrance, bonding registry note, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

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“Loan Parties” shall mean the Borrower and the Guarantor under the Guaranty Agreement.

“Loans” shall have the meaning provided in Section 2.1(a).

“Majority Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate principal amount of the outstanding Loans and unused Commitments at such time. The outstanding Loans and unused Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Material Adverse Effect” shall mean any change, event, fact, condition, effect, occurrence or development that, individually or in the aggregate, results in a material adverse effect on (a) the business, financial condition, assets, properties or results of operations of (i) the Borrower and its Subsidiaries taken as a whole or (ii) TGS and its Subsidiaries taken as a whole, or (b) a material adverse effect on the validity or enforceability of, or the effectiveness or ranking of any security granted, or purported to be granted, under the Credit Documents.

“Material Agreements” shall mean any contract, agreement, license, concession or instrument entered into by the Borrower or any of its Subsidiaries with respect to which the termination or cessation thereof would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness of the Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000.

“Maturity Date” shall mean the date that is the two-year anniversary of the Funding Date.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA.

“Negotiation Period” shall have the meaning provided in Section 2.11.

“Net Available Proceeds” shall mean:

(a)              with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received or deemed received by the Borrower or any of its Subsidiaries (or by any Person on its behalf) directly or indirectly in respect of such Casualty Event; and

(b)              with respect to the sale, incurrence or issuance of any Indebtedness or Capital Stock by the Borrower or any of its Subsidiaries, the sum of the Cash and Cash Equivalents received in connection with such transaction;

provided that (A) such Net Available Proceeds shall be net of the amount of any reasonable and documented legal, accounting, title and recording tax expenses, brokerage expenses, underwriting discounts and commissions, consultant fees and commissions paid by the Borrower or any of its Subsidiaries, as applicable, to the extent incurred directly in connection with obtaining such proceeds and (B) such Net Available Proceeds shall be net of any repayments in cash by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (x) such Indebtedness or any Contingent Obligations in connection with such Indebtedness is secured by a Lien on the Capital Stock of CIESA or TGS and is required to be repaid with such proceeds, (y) such Indebtedness or any Lien or Contingent Obligations in connection with such Indebtedness were not created in connection with or in anticipation of such sale or event and (z) such Indebtedness is actually repaid or defeased with such proceeds.

“Net Distribution Proceeds” shall mean, with respect to any capital distribution, the proceeds of such capital distribution net of (i) any applicable income or other taxes actually paid or estimated to be payable in respect of such capital distribution and (ii) any repayments in cash by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (x) such Indebtedness or any Contingent Obligations in connection with such Indebtedness is secured by a Lien on the Capital Stock of CIESA or TGS and is required to be repaid with such proceeds, (y) such Indebtedness or any Lien or Contingent Obligations in connection with such Indebtedness were not created in connection with or in anticipation of such sale or event and (z) such Indebtedness is actually repaid or defeased with such proceeds.

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“Note” shall have the meaning provided in Section 2.4(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.2.

“Obligations” shall mean, collectively, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed under any Credit Document or otherwise in connection with the transactions contemplated in the Credit Documents, to any of the Agents (including former Agents), the Lenders and the beneficiaries of the indemnification obligations undertaken by the Borrower under any Credit Document, as applicable, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest (including interest that, but for the filing of a petition in bankruptcy or other insolvency proceeding with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy or other insolvency proceeding), fees, charges, expenses, attorneys’ fees, court costs and consultants’ fees chargeable to the Borrower in accordance with Section 12.1 and, in the event of any Enforcement Action, all expenses of retaking, holding, preparing for lease or sale, selling or otherwise disposing of or realizing on the Collateral or of any exercise by the Collateral Agent or any Lender of its rights or remedies under the Security Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” shall mean, with respect to any Person, (a) the articles of incorporation, organizational deed or other similar organizational document of such Person (including any amendments thereto), (b) the by-laws, estatutos sociales or other similar document of such Person (including any amendments thereto), (c) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Capital Stock of such Person and (d) any shareholder rights agreement or other similar agreement (including any amendments thereto).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or any Credit Document).

“Other Hedging Agreements” shall mean any interest rate protection agreement, foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Tender Offer Loan Agreements” shall mean the certain loan agreements between Itaú and WST and GIP, respectively, each dated as of the date hereof.

“Other Tender Offerors” shall mean WST S.A., an Argentine sociedad anónima (“WST”) and Grupo Inversor Petroquímica S.L., a Spanish sociedad de responsabilidad limitada (“GIP”).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” shall have the meaning provided in Section 12.3(d).

“Participant Register” shall have the meaning provided in Section 12.3(d).

“Payment Account” shall mean the account of the Lender at the intermediary bank (Standard Chartered Bank – New York, NY, USA – ABA 026002561 (Swift Code CHASUS33), Beneficiary: Itaú Unibanco S.A., Nassau Branch, Account Number: 3544-030213-001, or such other account as may be designated by the Lender to the Borrower from time to time in writing.

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“Payor” shall have the meaning provided in Section 4.12.

“Permitted Holder” shall mean the Guarantor or any of his Affiliates, heirs or successors.

“Permitted Liens” shall have the meaning provided in Section 8.2.

“Permitted Tax Distributions” shall mean, so long as Borrower and its Subsidiaries are treated as flow-through entities for U.S. federal income Tax purposes, any federal, state and local income Taxes required to be paid by such parent on its taxable income attributable to the Borrower and its Subsidiaries for any taxable year, (i) calculated by multiplying such income by the greater of (x) the highest applicable margin tax rate in effect in each year applicable to an individual resident in New York City and (y) the combined tax rate applicable to a corporation whose sole asset is its indirect interest in Borrower, provided that such distributions or payments to such parents shall be in proportion to their respective indirect ownership percentages of Borrower, (ii) taking into account the character of income or gain and any allowable federal income tax deduction for state and local taxes, and (iii) taking into account any carryovers of losses previously allocated by Borrower to such parent, to the extent such losses would be deductible in determining such parent’s tax liability for such year if such parent’s only items of income, gain and loss were those allocated to it by Borrower.

“Person” shall mean any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, unincorporated organization, Government Authority or other enterprises or entity.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA that is subject to ERISA other than a Multiemployer Plan.

“Pledge and Security Agreement” shall mean the pledge and security agreement between the Borrower and the Lender entered into pursuant to the provisions of Section 7.12, as amended, supplemented or otherwise modified from time to time.

“Prime Rate” shall mean the “prime rate” as most currently reported in the “Money Rates” column of The Wall Street Journal.

“Proceedings” shall have the meaning provided in Section 12.5(c).

“Rate Determination Notice” shall have the meaning provided in Section 2.11.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, mining rights, improvements and fixtures, including Leaseholds.

“Recipient” shall mean any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” shall have the meaning provided in Section 12.3(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

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“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective partners, directors, officers, employees, agents, and advisors.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Required Payment” shall have the meaning provided in Section 4.12.

“Restricting Information” shall have the meaning provided in Section 11.3(a).

“Sanctioned Jurisdiction” shall mean any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (including, as of the date hereof, Iran, Cuba, Syria, Sudan, North Korea and the Crimea region of the Ukraine).

“Sanctioned Person” shall mean any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction, (c) owned or controlled by, or acting for or on behalf of, any individual or entity described in the foregoing clauses (a) or (b) or (d) otherwise the subject or target of any Sanctions.

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC and U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the United Kingdom (including Her Majesty’s Treasury), (e) Argentina or (f) any other national or supra-national sanctions authority with jurisdiction over the Borrower or any of its Subsidiaries.

“Sanctions List” shall mean any list of designated individuals or entities that are the subject of Sanctions, including, without limitation, (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nations Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union and (d) the Consolidated List of Financial Sanctions Targets in the UK maintained by Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” shall mean the Agents, the Lenders and the beneficiaries of each indemnification obligation undertaken by the Borrower under any Credit Document, any other Person (other than the Borrower or any Affiliate of any thereof) that has a right to receive any payment from the Borrower under the Credit Documents, and shall include all former Agents and Lenders to the extent that any Obligations owing to such persons were incurred while such persons were Agents or Lenders hereunder, as applicable, and such Obligations (other than Contingent Obligations not then due in respect of indemnities or expense reimbursement provisions hereof) have not been paid or satisfied in full, and, in each case, the permitted successors or assigns of such person in such capacity.

“Security Documents” shall mean the Pledge and Security Agreement, the Collateral Account Control Agreement and any other agreement, document, instrument or writing that creates or purports to create a Lien in favor of the Collateral Agent or to confer upon the Collateral Agent control over the Collateral under applicable law, in each case to secure the Obligations for the benefit of the Secured Parties.

“Shareholder Agreement” shall mean the joint venture agreement among the Borrower and the Other Tender Offerors, dated as of July 24, 2016.

“Solvent” shall mean, with respect to any Person at any time, that (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on their respective debts as determined on a consolidated basis as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital.

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“Subsidiary” of a Person shall mean any corporation or other entity in which such Person, directly or indirectly, in the aggregate and without duplication, owns more than 50% of the outstanding Capital Stock or has the power to elect a majority of the board of directors or similar governing body. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Substitute Basis” shall have the meaning provided in Section 2.11.

“Supplemental Collateral Agent” shall have the meaning provided in Section 10.1(b).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tendered Shares” shall mean the capital stock of TGS validly tendered either in Argentina or in the United States (in the form of American Depositary Shares) pursuant to the Tender Offer that is allocated to the Borrower pursuant to the Tender Offer.

“Tender Offer” shall mean the mandatory tender offer for the acquisition of up to 24.5% of the outstanding capital stock of TGS by the Borrower and the Other Tender Offerors in accordance with Argentine and United States’ securities law.

“Tender Offer Consideration” shall mean the aggregate cash amount required to be paid by the Borrower to the existing shareholders as the purchase price for all of the Tendered Shares.

“TGS” shall mean Transportadora de Gas del Sur S.A., a sociedad anónima organized and existing under the laws of Argentina.

“Time Deposits” shall mean time deposits and certificates of deposit with maturities of minimum 90 days from the date of acquisition, assigned or pledged to the Lender as part of the Cash Collateral.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Person” shall mean a United States person within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272, of the United States.

“Voting Stock” shall mean, with respect to any Person, Capital Stock or other interests (including partnership interests) of such Person then outstanding that are entitled to vote for the election of directors (or persons performing similar functions) of such Person, but excluding such classes of Capital Stock or other interests that are entitled, as a group in a separate cast, to appoint one director of such Person as representative of the minority shareholders.

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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1.2              Principles of Construction.

(a)              Each reference to, and the definition of, any document (including any Credit Document) shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement.

(b)              Each reference to a Law or Governmental Approval shall be deemed to refer to such Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time.

(c)              Any reference to a Person in any capacity includes a reference to its permitted successors and assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities.

(d)              References to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively.

(e)              All references to a “Section,” “Schedule,” “Appendix,” “Annex,” or “Exhibit” are to a Section of this Agreement or to a Schedule, Appendix, Annex or Exhibit attached hereto.

(f)              The table of contents and Section headings and other captions therein are for the purpose of reference only and do not affect the interpretation of this Agreement.

(g)              Defined terms in the singular shall include the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(h)              The words “hereof”, “herein” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(i)               The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(j)               The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(k)              Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with IFRS.

(l)               At any time, any reference in any provision of this Agreement to the currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such currency is the same as it was on the date hereof. Wherever in this Agreement an amount it is necessary to convert an amount in a given currency into Dollars such amount shall be the amount of Dollars that could be purchased with the amount of such other currency using the spot rate at which the Administrative Agent can purchase Dollars in the London foreign exchange market at approximately 11:00am., London time, for delivery two (2) Business Days later (the “FX Rate”).

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Section 2.              Amount and Terms of Credit.

2.1              The Facility.

(a)              Each Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make one term loan to the Borrower (each, a “Loan”, and collectively, the “Loans”), in each case in a single disbursement on the Funding Date, in Dollars in an aggregate principal amount up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding $90,000,000.

(b)              Amounts repaid or prepaid with respect to the Loans may not be reborrowed.

2.2              Notice of Borrowing. The Borrower shall give the Administrative Agent a duly completed and irrevocable notice of a Borrowing in substantially the form of Exhibit A (the “Notice of Borrowing”) prior to 11:00 a.m. (New York time) at least two (2) Business Days prior to the Funding Date, requesting such Borrowing and specifying the Funding Date as the requested date of such Borrowing, the aggregate principal amount of the Loans to be made on such date and payment instructions for one or more accounts of the Borrower to which such Loans shall be made. Not later than 11:00 a.m. (New York time) on the Funding Date, each Lender shall make available the amount of the Loans to be made by such Lender on the Funding Date to the Administrative Agent, at the applicable Payment Account, in immediately available funds, for the account of the Borrower. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be remitted by the Administrative Agent to one or more accounts of the Borrower to be provided and instructed by the Borrower to the Administrative Agent in the applicable Notice of Borrowing.

2.3              Several Obligations; Certain Remedies Independent. The failure of any Lender to make its Loans on the Funding Date shall not relieve any other Lender of its obligation to make its Loans on such date, and neither any Lender nor any Agent shall be responsible for the failure of any other Lender to make its Loans to be made by such other Lender on such date, and (except as otherwise provided in Section 4.12) no Lender shall have any obligation to any Agent or any other Lender for the failure by such Lender to make its Loans required to be made by such Lender on such date. The amounts payable by the Borrower at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its individual rights arising out of this Agreement and the Notes independently of any other Lender, and it shall not be necessary for any other Lender or any Agent to consent to, or be joined as an additional party in, any proceedings to recover the payment of any overdue amounts.

2.4              Notes.

(a)              The Borrower’s obligation to pay the principal of, and interest on, each Loan made by any Lender shall also be evidenced by a corresponding promissory note duly executed and delivered on the Funding Date by the Borrower to each Lender, substantially in the form of Exhibit B (each, a “Note”). If any Note is lost, stolen, or destroyed, the Borrower shall issue a replacement Note or Notes immediately upon request of the relevant Lender. The execution and delivery by the Borrower of the Notes shall not limit, reduce or otherwise affect the Obligations of the Borrower, and the rights and claims of the Lenders under any Note shall not replace or supersede the rights and claims of any Lender under this Agreement. In the event of a conflict between the terms of this Agreement and any Note, the terms of this Agreement shall prevail.

(b)              After the effectiveness of an assignment made pursuant to Section 12.3, promptly after receipt of a request by the applicable assignee, the Borrower shall execute and deliver to the applicable assignee, in exchange for the existing Note evidencing the Loans so assigned theretofore delivered to the assigning Lender pursuant to this Section 2.4, a new Note in substantially the form of Exhibit B payable to such assignee, dated as of the date of the applicable Borrowing and otherwise duly completed. In the case of an assignment whereby the assigning Lender retains a portion of its Loans, the Borrower shall also execute and deliver to such assigning Lender, in exchange for the existing Note evidencing the Loans so assigned theretofore delivered to the assigning Lender pursuant to this Section 2.4, a new Note in substantially the form of Exhibit B payable to such assigning Lender, dated as of the date of the applicable Borrowing and otherwise duly completed. Any and all costs and expenses that arise from this exchange of Notes shall be borne by the Assignee or the assigning Lender.

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2.5              Use of Proceeds. The Borrower shall use the proceeds of the Loans in accordance with Section 6.24. None of the Agents or Lenders shall have any responsibility as to the use of any of such proceeds.

2.6              Termination and Reduction of Commitments. The Borrower may not terminate or reduce the Commitments; provided that the aggregate amount of the Commitments shall be automatically reduced to (a) zero at the earlier of (i) the Borrowing of the Loans on the Funding Date, (ii) 5:00 p.m. (New York time) on the date that is 90 days following the Closing Date, if the conditions of Section 5.2 have not been satisfied prior to such time, (iii) the settlement of the Tender Offer without any Borrowing of Loans hereunder, and (iv) the termination of the Tender Offer, and (b) the amount sufficient to pay the sum of the Tender Offer Consideration, if such amount is less than the Commitments upon expiration of the tender period in respect of the Tender Offer. The Commitments once reduced or terminated may not be reinstated.

2.7              Interest.

(a)              Subject to Sections 2.7(b) and 2.11, the Borrower agrees to pay to the Administrative Agent for the account of each Lender, interest in respect of the unpaid principal amount of each Loan of such Lender, for each day during each Interest Period applicable thereto from the date of the applicable Borrowing until payment in full thereof, at a rate per annum which shall be equal to the sum of (i) LIBOR for such Interest Period, plus (ii) the Applicable Margin.

(b)              Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default and for as long as such Event of Default shall be continuing, principal and, to the extent permitted by Law, overdue interest in respect of the Loans and any other overdue amount payable by the Borrower hereunder or under any other Credit Document shall bear interest at a rate which is equal to (i) the rate otherwise applicable to such Loan as provided in Section 2.7(a) above, plus (ii) 2.0% per annum (which interest shall be payable on demand).

(c)              Except as provided in Section 2.7(b), accrued (and theretofore unpaid) interest shall be payable in arrears in respect of the Loans (i) on the last day of each Interest Period applicable thereto (each an “Interest Payment Date”), (ii) on the amount of the Loans repaid or prepaid, upon such repayment or prepayment, (iii) at any maturity (whether by acceleration or otherwise), and (v) after such maturity, on demand.

(d)              On each Interest Determination Date for the Loans, the Administrative Agent shall determine, in accordance with the terms of this Agreement, the applicable LIBOR and shall give notice thereof to the Lenders and to the Borrower. Such determination shall, absent manifest error, be conclusive and binding on all parties hereto.

2.8              Illegality.

(a)              If any Lender determines in good faith that any Change in Law has made it unlawful, or any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make or maintain any of its Loans (and the designation of a different Lending Office would not avoid such unlawfulness), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and on notice thereof by such Lender to the Borrower, (i) such Lender’s Commitment (if still available), shall be suspended until such time as such Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist and (ii) to the extent necessary to comply with such Change in Law, upon three (3) Business Days’ notice, such Lender’s affected Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to such Lender by the Borrower under this Agreement on or before such date as shall be mandated by Change in Law (which payment shall include any additional amounts accrued prior to such prepayment); provided that if it is lawful for the Lender to maintain the Loan until the next Interest Payment Date, then such payment shall be made on such Interest Payment Date.

(b)              If any Lender determines in good faith that it is unlawful to maintain a LIBOR Loan, then, upon the Borrower’s receipt of notice of such fact and demand from such Lender, the interest rate payable in respect of such LIBOR Loan shall automatically convert to the sum of the Base Rate in effect from time to time plus the Applicable Margin per annum less 1% (payable on the last day of the Interest Period in respect of such LIBOR Loan and on the last day of each subsequent Interest Period thereafter, provided, however, that upon the occurrence and during the continuance of an Event of Default, such interest (i) shall be the sum of the Base Rate in effect from time to time plus the Applicable Margin plus 1% per annum and (ii) shall be payable on demand) either on the last day of the Interest Period in respect of such LIBOR Loan, if such Lender may lawfully continue to maintain such LIBOR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loan.

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2.9              Increased Costs and Reduction of Return.

(a)              If any Lender shall have reasonably determined at any time that it shall incur increased costs or reductions in the amounts received or receivable under this Agreement, its Loans, its Commitment, or its Note with respect to its Loan, or that any Recipient shall be subjected to any Taxes (other than any increased cost or reduction in the amount received or receivable resulting from (A) Indemnified Taxes, (B) Taxes described in clauses (b), (c) or (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, other obligations, deposits, reserves, other liabilities or capital, in each case, attributable to or because of any Change in Law and/or other circumstances affecting such Lender or the relevant interbank market or the position of such Lender in such market, then, and in any such event, the Borrower shall within fifteen (15) days pay to such Lender, upon demand of such Lender to the Borrower in accordance with clause (c) of this section, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall reasonably determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable under this Agreement or its Note.

(b)              If any Lender shall have reasonably determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law), or (iv) compliance by such Lender (or its Lending Office) or any Person Controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any Person Controlling such Lender and (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital) and if such Lender shall have reasonably determined that the amount of such capital or liquidity is increased as a consequence of its Loan, credits or obligations under this Agreement, then, within fifteen (15) days upon demand of such Lender to the Borrower in accordance with clause (c), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c)              Each Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.9. Such Lender or the Administrative Agent, as applicable, shall deliver to the Borrower a certificate setting forth in reasonable detail the basis for determining the amount that such Lender is entitled to receive pursuant to this Section 2.9, which determination shall be conclusive and binding on the Borrower in the absence of manifest error.

(d)              Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)              The obligation of Borrower to make payments to any Lender pursuant to Sections 2.9(a) and 2.9(b) shall be limited to amounts that accrue on and after the day which is one hundred eighty (180) days prior to the date on which such Lender first makes demand therefor; provided that, if the circumstances giving rise to such payments have a retroactive effect, then such one hundred eighty (180) day period shall be extended to include the period of such retroactive effect.

2.10            Break Funding. The Borrower shall pay to the Administrative Agent for the account of each Lender within ten (10) Business Days after the request in writing and delivery of the certificate set forth below by such Lender, such amount or amounts (if any) as shall be sufficient to compensate it for any loss, cost or expense (excluding the loss of any anticipated profit) including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Loans or from fees payable to terminate the deposits from which such funds were obtained that such Lender reasonably determines is attributable to:

(a)              the failure of the Borrower to make on a timely basis any payment of principal of the Loans;

(b)              the failure of the Borrower to borrow the Loans after the Borrower has given a Notice of Borrowing;

(c)              the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 4.2 or Section 4.3; or

(d)              the prepayment or repayment (including pursuant to Section 4.1, 4.2 or 4.3) or other payment of Loans on a day that is not the last day of the relevant Interest Period;

Each Lender will furnish to the Borrower and the Administrative Agent a certificate setting forth in reasonable detail the basis and amount of each request by such Lender for compensation under this Section 2.10, which certificate shall be conclusive and binding on the Borrower and the Administrative Agent in the absence of manifest error.

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2.11            Inability to Determine Rates. If, on or prior to the first day of any Interest Period (an “Affected Interest Period”):

(a)              the Administrative Agent determines that, by reason of circumstances affecting the London interbank Eurodollar market, “LIBOR” cannot be determined pursuant to the definitions thereof; or

(b)              the Majority Lenders reasonably determine and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “LIBOR” in Section 1.1 upon the basis of which the rate of interest for Loans for such Affected Interest Period is to be determined will not be adequate to cover the cost to each such Lender of making or maintaining their pro rata share of the Loans for such Affected Interest Period (each, an “Affected Lender” and together, the “Affected Lenders”), it being understood that the Administrative Agent shall have no obligation or responsibility to investigate or inquire into the reasonableness of any determination of the Majority Lenders and is fully protected in acting upon any notice delivered pursuant to this Section 2.11(b); the Administrative Agent shall give notice thereof (a “Rate Determination Notice”) to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, during the 30 day period following such Rate Determination Notice (the “Negotiation Period”), the Affected Lenders and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for their pro rata share of the Loans that shall reflect the cost to the Affected Lenders of funding their pro rata share of the Loans from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, upon notice to the Administrative Agent of such Substitute Basis, such Substitute Basis shall apply with respect to the pro rata share of the Loans of an Affected Lender in lieu of LIBOR to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply and the Affected Lenders have notified the Administrative Agent that such Substitute Basis should no longer apply in lieu of LIBOR. If a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Affected Lenders’ pro rata share of the Loans pursuant to Section 4.2; provided, however, that if the Borrower does not elect so to prepay, each Affected Lender shall reasonably determine (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount) the per annum rate basis reflecting the cost to such Affected Lender of funding its pro rata share of the Loans for the Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, and the Affected Lenders have notified the Administrative Agent that such Substitute Basis should no longer apply in lieu of LIBOR, and such rate basis shall be binding upon the Borrower and such Lender and shall apply in lieu of LIBOR for the relevant Interest Period.

2.12            Defaulting Lenders.

(a)              Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)               Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Lenders”.

(ii)              Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.13(a) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)             Fees. No Defaulting Lender shall be entitled to receive any fees while such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)              Defaulting Lender Cure. If the Borrower agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent (at the direction of the Borrower) will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.              Fees.

3.1              Fee Letters. The Borrower agrees to pay the fees in such amounts and at such times as specified in the Fee Letters.

Section 4.              Prepayments; Payments.

4.1              Scheduled Repayment. The Borrower shall repay to the Administrative Agent for the account of the Lenders (i) on the one-year anniversary of the Funding Date 50% of the original aggregate principal amount of Loans and (ii) on the Maturity Date, the aggregate principal amount of all the Loans then outstanding.

4.2              Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, in whole or in part, from time to time on the following terms and conditions: (i) the Borrower shall give to the Administrative Agent at least five (5) Business Days’ prior written notice of its intent to prepay the Loans and the aggregate principal amount of the prepayment, which notice shall specify the date of prepayment, which shall be the last day of the applicable Interest Period and (ii) each prepayment shall be in an aggregate principal amount of at least $5,000,000, and in whole multiples of $2,500,000 in excess thereof. Any prepayment of the Loans pursuant to this Section 4.2 shall be applied to the installments thereof in the inverse order of maturity.

4.3              Mandatory Prepayments.

(a)              Casualty Event. The Borrower shall repay or cause to be repaid the Loans within five (5) Business Days following the receipt by the Borrower of any Net Available Proceeds from any Casualty Event in excess of $10,000,000, (i) if the Funding Date has occurred, in an aggregate amount equal to 100% of such Net Available Proceeds or (ii) if the Funding Date has not occurred, the Commitments shall be subject to automatic reduction on the date of the receipt by the Borrower of such Net Available Proceeds by an aggregate amount equal to 100% of such Net Available Proceeds.

(b)              Capital Distributions. In the event of any capital distribution by (i) any Subsidiary of the Borrower, (ii) TGS, (iii) CIESA or (iv) the CIESA Trust, then: (A) if the Funding Date has occurred, the Borrower shall repay or cause to be repaid the Loans within five (5) Business Days following the receipt by the Borrower of the Net Distribution Proceeds of such capital distribution in an aggregate amount equal to 100% of such Net Distribution Proceeds or (B) if the Funding Date has not occurred, the Commitments shall be subject to automatic reduction on the date of the receipt by the Borrower of such Net Distribution Proceeds by an aggregate amount equal to 100% of such Net Distribution Proceeds.

(c)              Debt or Equity Issuance. In the event of (i) any incurrence of Indebtedness that is not permitted by Section 8.1 by the Borrower or any of its Subsidiaries after the date hereof or (ii) any issuance or sale of any Capital Stock of the Borrower after the date hereof, (x) if the Funding Date has occurred, the Borrower shall repay or cause to be repaid the Loans within five (5) Business Days following the receipt by the Borrower of the Net Available Proceeds thereof in an aggregate amount equal to 100% of such Net Available Proceeds or (y) if the Funding Date has not occurred, the Commitments shall be subject to automatic reduction on the date of the receipt by the Borrower of such Net Available Proceeds by an aggregate amount equal to 100% of such Net Available Proceeds.

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(d)              Repayments of Loans described in paragraphs (a), (b) and (c) shall be applied to the installments thereof in the inverse order of maturity and in accordance with Section 4.9.

(e)              Each prepayment made pursuant to this Section 4.3 shall be accompanied by (i) all interest accrued on the amount prepaid and (ii) all other amounts then due on, or with respect to, such portion of the Loans being prepaid, including any amounts owing under Section 2.10.

4.4              Payments Generally. Each payment of principal, interest and other amounts to be made under this Agreement and the other Credit Documents shall (unless otherwise specified therein) be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the applicable Payment Account not later than 11:00 a.m. (New York time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

4.5              Application of Payments. The Borrower shall, subject to 4.9, at the time of making each payment under this Agreement and the other Credit Documents for the account of any Lender, specify to the Administrative Agent (and the Administrative Agent shall notify the intended recipient(s) thereof), the amounts payable by the Borrower hereunder and direct the Administrative Agent as to which Loans such payment it is to be applied (and in the event that the Borrower fails to so specify, such payment may be distributed to the Lenders for application in such manner as the Majority Lenders, subject to Section 4.9, may determine to be appropriate).

4.6              Payments by the Administrative Agent to Lenders. Subject to Section 4.5, each payment received by the Administrative Agent under this Agreement for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, but in any event within one (1) Business Day, for account of such Lender’s applicable Lending Office.

4.7              Application of Insufficient Payment. If at any time insufficient funds are available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due and payable hereunder, such funds shall be applied (a) first, to pay any amounts (including any fee, reimbursement and indemnification amounts) then due and payable to each Agent or the Account Bank in capacity as such, (b) then, to pay interest then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due and payable to such parties, (c) then, to pay fees then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due and payable to such parties, (d) then, to pay principal then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due and payable to such parties, and (e) then, to pay other amounts then due and payable hereunder to Persons other than the Borrower, ratably among the parties entitled thereto in accordance with the amounts of such other amounts then due and payable to such parties.

4.8              Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day (unless otherwise specified herein), such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.9              Pro Rata Treatment. Except to the extent otherwise expressly provided herein, (a) the Loans shall be made, and any reduction of Commitments shall be made, pro rata according to the respective amounts of the Commitments, (b) each payment or prepayment of principal of the Loans shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them and (c) each payment of interest and fees on the Loans shall be made for account of the applicable Lenders pro rata in accordance with the respective amounts of interest on the Loans and fees then due and payable to them.

4.10            Computations. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable; provided that computations of interest at the Base Rate hereunder shall be made on the basis of a 365 or 366 day year, as the case may be, and the actual number of days elapsed.

4.11            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan, together with all fees and charges that are treated as interest under applicable Law, as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable Law, the rate of interest payable hereunder, together with all such fees and charges payable to such Lender, shall be limited to such maximum lawful rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

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4.12            Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender or the Borrower (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent (in the case of a Lender) of the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Borrower) of a payment to the Administrative Agent for account of one or more of the Lenders hereunder (any such payment being herein called the “Required Payment”) that such Lender or the Borrower, as the case may be, will not make the Required Payment, the Administrative Agent may (but shall not be required to) assume that the Payor is making the Required Payment available to the Administrative Agent and, in reliance upon such assumption, make available to the Lenders or the Borrower, as the case may be, a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on such date, the Payor shall pay to the Administrative Agent, within one Business Day after demand, such amount with interest thereon at a rate (in the case of a Lender) equal to the rate specified by the Administrative Agent as its cost of funding such amount for the period and (in the case of the Borrower) equal to the rate specified in Section 2.7(b), in each case until such amount is made available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Payor with respect to any amounts owing under this Section 4.12 shall be conclusive in the absence of manifest error.

4.13            Set-Off; Sharing Among Lenders.

(a)              Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of such Person now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 4.13 are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliates may have.

(b)              Sharing Among Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (y) the provisions of this clause (b) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to an assignee or Participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this clause (b) shall apply).

(c)              Participants. Any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)              Exercise of Rights Not Required. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower or any of its Subsidiaries.

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4.14            Taxes.

(a)              Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)              The Borrower shall, within 10 days after demand therefor, indemnify the Lenders and Agents against, and reimburse the Lenders and Agents upon demand for, any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.14) paid or payable at any time by any Lender or any Agent, whether or not such Taxes were correctly or legally imposed by the relevant Governmental Authority and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)              The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes (including, without limitation, any applicable stamp tax).

(d)              As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)              Status of Lenders.

(i)               Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.14(e) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)              Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)             any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

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(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)              in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)              executed copies of IRS Form W-8ECI (or any successor form);

(3)              in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or any successor form); or

(4)              to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or any successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             If a payment made to a Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)              Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(g)              If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.14 (including by the payment of additional amounts pursuant to this Section 4.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.14(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.14(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.14(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)              For purposes of this Section 4.14, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 5.              Conditions Precedent.

5.1              Conditions Precedent to Closing Date. The effectiveness of this Agreement shall be subject to the conditions precedent that the Administrative Agent shall have received each following documents and each of the following conditions shall have occurred, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to the Lenders:

(a)              The Borrower shall have received the duly executed and delivered acceptance letter to this Offer PCT N°1/2016 from the Agents and the Lenders.

(b)              The Administrative Agent shall have received the duly executed and delivered acceptance letter to the Guaranty Agreement from the Guarantor.

(c)              The Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date, signed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto, certifying the names and true signatures of the officers of the Borrower authorized to sign the Credit Documents and attaching true, correct and complete copies of (i) the Organizational Documents of the Borrower, (ii) the necessary resolutions of the board of directors (and/or other relevant governing body) of the Borrower, each certified by an Authorized Officer of the Borrower (which certificate shall state that such resolutions are in full force and effect on the Closing Date) and (iii) a good standing certificate relating to the legal existence (to the extent applicable and available in the particular jurisdiction) of the Borrower.

(d)              The Administrative Agent shall have received satisfactory evidence that all Governmental Approvals and consents of, and notices to, any other Person, but only to the extent such Governmental Approvals, consents, and notices are required in connection with the due execution, delivery, recordation, filing or performance by the Loan Parties of the Credit Documents, have been obtained, or made, and are in full force and effect.

(e)              All fees and expenses required to be paid under the Credit Documents (including the Fee Letter as applicable) on or prior to the Closing Date, in each case to the extent invoiced at least one (1) Business Day prior to the Closing Date, shall have been paid.

(f)               At least five (5) days prior to the Closing Date, each Agent and each Lender shall have received such documentation and other information about the Loan Parties required under applicable client onboarding procedures or “know your customer” or anti-money laundering rules and regulations, including the USA PATRIOT Act, as has been reasonably requested in writing at least 10 days prior to the Closing Date.

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5.2              Conditions Precedent to the Funding Date. The obligation of each Lender to disburse the Loans to be made by it on the Funding Date shall be subject to the conditions precedent that (i) the Closing Date shall have occurred and (ii) the Administrative Agent shall have received each following documents and each of the following conditions shall have occurred, or shall occur concurrently therewith, each in form and substance reasonably satisfactory to the Lenders:

(a)              The Administrative Agent shall have received counterparts of each of the following Credit Documents, duly executed and delivered by each the Borrower and each other party thereto:

(i)               the Pledge and Security Agreement, and

(ii)              the Collateral Account Control Agreement.

(b)              The Collateral Agent shall have on behalf of the Lenders, a first-priority perfected security interest in the Collateral as of the Funding Date (free and clear of all Liens (other than Liens permitted under Section 8.2(a) or (b)); provided that the only steps required to perfect the Collateral on the Funding Date shall be (x) the execution by the Borrower of the applicable Security Documents referred to in clauses (i) and (ii) of paragraph (a) above and (y) the filing, or arrangements for filing, with the Secretary of State of Delaware a UCC-1 financing statement covering the Collateral.

(c)              The Administrative Agent shall have received satisfactory evidence that all Governmental Approvals and consents of, and notices to, any other Person, but only to the extent such Governmental Approvals, consents, and notices are required in connection with the following, have been obtained, or made, and are in full force and effect: (i) the due execution, delivery, recordation, filing or performance by the Loan Parties of the Credit Documents required on the Funding Date, and (ii) the consummation of the Funding Date Transactions.

(d)              The Agents and the Lenders shall have received the following legal opinions:

(i)                an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Lenders;

(ii)               an opinion of M. & M. Bomchil Abogados, special Argentina counsel for the Lenders;

(iii)              an opinion of Proskauer Rose LLP, special New York counsel for the Loan Parties; and

(iv)              an opinion of Marval O’Farrell & Mairal, special Argentina counsel for the Loan Parties.

(e)              The Administrative Agent shall have received (i) a certificate from an Authorized Officer of the Borrower, dated the Funding Date, substantially in the form of Exhibit E certifying that (A) both immediately prior to the making of the Loans and after giving effect thereto and to the intended use thereof, (1) no Default or Event of Default shall have occurred and be continuing and (2) each of the representations and warranties made in Section 6 hereof and in each other Credit Document shall be true and correct in all material respects (except, in each case, to the extent such representations are qualified as to “materiality”, “material adverse effect” or words to similar effect, in which case such representations shall be true and correct in all respects) and (B) as of the Funding Date (after giving pro forma effect to the Funding Date Transactions) the condition set forth in Section 5.2(i) shall be satisfied, and (ii) (A) a funds flow memorandum (the “Funds Flow”) demonstrating the use of proceeds and process of the payment of all required funds to consummate the Tender Offer in an aggregate principal amount of up to $90,000,000 and (B) an irrevocable letter of instruction from the Borrower to the Administrative Agent providing for the immediate transfer of all proceeds of the Loans remitted to the Borrower in accordance the Funds Flow.

(f)              The Administrative Agent shall have received a certificate of the chief financial officer or similar Authorized Officer of the Borrower dated the Funding Date, substantially in the form of Exhibit D, certifying that the Borrower and its Subsidiaries are Solvent on a consolidated basis and will be Solvent on a consolidated basis after giving pro forma effect to the Funding Date Transactions.

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(g)              The proceeds of the Loans shall be sufficient to pay the Tender Offer Consideration (and, together with the loans of the Other Tender Offerors, the Aggregate Tender Offer Consideration) and the Tender Offer shall be settled substantially simultaneously with the funding of the Loans hereunder.

(h)              The Collateral Agent shall have received (i) a recent Lien and judgment search in each relevant jurisdiction with respect to the Borrower and (ii) evidence of the release of all Liens (if any), except for the Liens purported to be created pursuant to the Security Documents, on the Collateral.

(i)               Since December 31, 2015, there shall not have been any event, change or development that, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

(j)               The Collateral Coverage Ratio, calculated on a pro forma basis after giving effect to the Funding Date Transactions, shall be at least 10%.

(k)              The Borrower shall be in compliance of all applicable Laws, requirements and Governmental Approvals in respect of the Tender Offer.

(l)               The Administrative Agent shall have received from the Borrower (i) written notification of the results of the Tender Offer and (ii) a Notice of Borrowing meeting the requirements of Section 2.2.

(m)              Each Lender shall have received a Note duly executed by the Borrower, in accordance with Section 2.4 in respect of the Loans.

(n)              All conditions to disbursement under each of the Other Tender Offer Loan Agreements (other than any condition that the conditions precedent herein shall have been satisfied or the Loans hereunder shall have been disbursed) shall have been satisfied.

(o)              All fees and expenses required to be paid under the Credit Documents (including the Fee Letter as applicable) on or prior to the Funding Date, in each case to the extent invoiced at least one (1) Business Day prior to the Funding Date, shall have been paid.

(p)              The Funding Date shall occur within three (3) Business Days of the expiration of the solicitation period with respect to the Tender Offer.

(q)              The Tender Offer shall have: (x) commenced in accordance with Argentine law within 60 days from the Closing Date; and (y) qualified as a “Tier II” offer in accordance with Rule 14d-1(d) under the Securities Exchange Act of 1934.

Section 6.              Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements to the Secured Parties on the date hereof and on a pro forma basis after giving effect to the Borrowing and the use of the proceeds thereof:

6.1              Legal Status. Each of the Borrower and its Subsidiaries (a) is a duly organized and validly existing corporation or other legal entity (and in the case of the Borrower, it is a limited liability company) under the laws of the place of its incorporation or organization or formation, (b) has all requisite power and authority to own and/or lease its property and assets and to transact the business in which it is engaged and to do all things necessary or appropriate in respect of the business in which it is engaged, and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is duly qualified and is authorized to do business where such qualification and authorization is required and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or the conduct of its business requires such qualification.

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6.2              Power and Authority. The Borrower has all requisite power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each such Credit Document as has been executed and delivered as of each date this representation and warranty is made. The Borrower has duly executed and delivered each of the Credit Documents that is required to be executed and delivered as of each date this representation and warranty is made, and each Credit Document constitutes or, when executed and delivered, will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

6.3              No Immunity; Commercial Acts. Neither the Borrower nor any of its Subsidiaries, nor any of their properties has any immunity from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of any jurisdiction. The Borrower is subject to civil and commercial law with respect to its obligations under the Credit Documents, and the making and performance of the Credit Documents by it constitute private and commercial acts rather than public or governmental acts.

6.4              No Violation. Neither the execution, delivery or performance by the Borrower of any Credit Document, nor compliance by the Borrower with the terms and provisions thereof, nor the use of the proceeds of the Loans as contemplated herein (a) contravenes any provision of any Law (including any Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions) or any order, writ, injunction or decree of any court or Governmental Authority binding on the Borrower, (b) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default in respect of any Material Agreement, or results in the creation or imposition of any Lien (other than the Liens created under the Credit Documents) upon any of the property or assets of the Borrower, or (c) violates any provision of the estatutos sociales, articles of incorporation, bylaws or other Organizational Documents of the Borrower.

6.5              Compliance with Laws.

(a)              Each of the Borrower and its Subsidiaries is in compliance with all applicable Laws and Governmental Approvals in respect of the conduct of their respective businesses and the ownership of their respective properties, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws or Sanctions, each of the Borrower and its Subsidiaries is in compliance in all respects and subject to no exceptions.

(b)              The Borrower and its Subsidiaries have conducted their businesses in material compliance with applicable Anti-Money Laundering Laws. None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the Borrower’s knowledge, Affiliates, agents or employees (i) has taken any action that would constitute or give rise to a violation of any applicable Anti-Corruption Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrower and its Subsidiaries have implemented, and maintain and enforce, policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with applicable Anti-Money Laundering Laws and Anti-Corruption Laws.

(c)              None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the Borrower’s knowledge, Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has previously engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(d)              The Borrower’s use of proceeds under the Loans will not violate Regulations U or X.

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6.6              Approvals. No authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (a) the execution, delivery and performance by the Borrower of any Credit Document, (b) the legality, validity, binding effect or enforceability against the Borrower of any Credit Document, (c) the grant by the Borrower of the Liens in the Collateral pursuant to the Security Documents, (d) the perfection or maintenance of the Liens in the Collateral created under the Security Documents (including the priority nature thereof); (e) the exercise by any Secured Party of its rights under the Credit Documents; except in each case, such as have been obtained or made and are in full force and effect and in the case of each of clauses (a), (b) and (c), to the extent that the failure to obtain or make such consent, approval, notice, filing or action, or such violation, default or right, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.7              Litigation. Except as set forth on Schedule 6.7, there is no litigation, arbitration, action, suit, investigation, claim or proceeding pending, or to the actual knowledge of the Borrower threatened, in respect of it or any of its Subsidiaries: (a) which could reasonably be expected to have a Material Adverse Effect, (b) which could affect the legality, validity, binding effect or enforceability against the Borrower of any Credit Documents or of any of the transactions contemplated hereby or thereby or (c) which could materially and adversely affect the Collateral or adversely affect the security interests created under the Security Documents in favor of the Secured Parties.

6.8              Security Documents.

(a)              Each Security Document is effective to create a legal, valid and enforceable security interest in favor of the Collateral Agent on behalf of the Secured Parties (or the equivalent thereof under Argentine Law) in the Collateral described in the such Security Document, free and clear of all other Liens (other than Liens permitted under Section 8.2(a)), and upon the taking of the steps set forth in Section 5.2(b), will create a first priority and perfected Lien thereon. Other than the Liens created pursuant to the Security Documents and Permitted Liens, no Lien exists on the Collateral.

(b)              No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral described in the Security Documents except as set forth in Sections 5.2(b) and 6.6 and Schedule 6.6.

6.9              No Material Adverse Change. Since the date of the most recent balance sheet provided to the Administrative Agent prior to the Closing Date, there has been no event, condition or circumstance that has had a Material Adverse Effect.

6.10            Properties; Insurance.

(a)              Each of the Borrower and its Subsidiaries has good title to all properties material to its business, free and clear of all Liens other than Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect. Each of the Borrower and its Subsidiaries has a valid Leasehold interest in the properties material to its business used and not owned by it, free and clear of all Liens other than Permitted Liens and minor irregularities or deficiencies that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

(b)              All tangible properties of the Borrower or any of its Subsidiaries (whether owned or leased) utilized in its business are in good working order and condition (except to the extent as could not reasonably be expected to have a Material Adverse Effect).

(c)              Each of the Borrower and its Subsidiaries maintains insurance against losses, damages or other risks (including risks and liability to Persons and property) as would reasonably be expected to be maintained by prudent and experienced Persons engaged in a business or businesses in jurisdictions which are the same as or similar to the one or ones in which such Person is engaged.

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6.11            Material Agreements; Liens.

(a)              Neither the Borrower nor any of its Subsidiaries is in default under any material provision of any Material Agreement.

(b)             Schedule 6.11(b) is a complete and correct list of each Lien existing on the date hereof securing Material Indebtedness of any of the Borrower or its Subsidiaries.

(c)              Both before and after giving effect to the Funding Date Transactions, neither the Borrower nor any of its Subsidiaries is in payment default under any contract, agreement or instrument that creates or evidences Material Indebtedness.

6.12            Intellectual Property. Each of the Borrower and its Subsidiaries owns or validly and lawfully has the right to use, without restrictions or other obligations (except those that could not reasonably be expected to result in a Material Adverse Effect), each of the patents, trademarks, permits, service marks, trade names and licenses, that is necessary or advisable to continue to conduct its present business activities.

6.13            Priority of Obligations. The Obligations constitute unconditional and unsubordinated general obligations of the Borrower and rank pari passu in priority of payment with all other unsecured and unsubordinated Indebtedness of the Borrower.

6.14            True and Complete Disclosure. All documents, reports or other written information pertaining to the Borrower and its Subsidiaries (including any confidential information memoranda, projections and other information) that have been furnished to the Agents or the Lenders or the representatives, agents or legal counsel by or on behalf of the Borrower or such Subsidiary are true and correct (with respect to information provided by the Target and its subsidiaries, to the Borrower’s actual knowledge after due inquiry) in all material respects, taken as a whole, and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading, taken as a whole. There is no fact, event or circumstance known to the Borrower or any of its Subsidiaries that has not been disclosed to the Agents and the Lenders in writing, the existence of which could reasonably be expected to have a Material Adverse Effect.

6.15            ERISA. Neither the Borrower nor any ERISA Affiliate of the Borrower has or has ever maintained or contributed to (or has or has ever had an obligation to contribute to) any Plan or Multiemployer Plan.

6.16            Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could be reasonably expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, before any Governmental Authority with responsibility, authority or jurisdiction for such matters, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (b) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (c) to the knowledge of the Borrower, no union organizing activities taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not be reasonably expected to have a Material Adverse Effect.

6.17            Tax Returns and Payments. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries has filed all tax returns required to be filed by it (and such tax returns are accurate and complete in all material respects) and has paid all taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, except for those contested in good faith and by appropriate proceedings and for which adequate reserves have been established.

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6.18            Availability and Transfer of Foreign Currency. No requisite foreign exchange control approvals, registrations, other authorizations or filings by or with Argentina or any Governmental Authority thereof is required to authorize, or is required in connection with, (a) the execution, delivery and performance by the Borrower or any of its Subsidiaries of any Credit Document to which it is party or (b) the legality, validity, binding effect or enforceability against the Borrower or any of its Subsidiaries of any such Credit Document.

6.19            Legal Form; Enforcement. This Agreement is and each other Credit Document is, or when duly executed and delivered, will each be in proper legal form under the Laws of Argentina for the enforcement thereof in such jurisdiction; and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or each other Credit Document in Argentina. Under the Laws of Argentina, the choice of New York law to govern this Agreement is a valid choice of law, and any judgment or decision rendered in New York in respect of the Credit Documents will be recognized and applied in Argentina subject to the qualifications specified in the Argentine legal opinions delivered hereunder on the Closing Date. Under the Laws of Argentina the irrevocable submission by the Borrower to the jurisdiction of the New York Courts, and consent to service of process and appointment by the Borrower of the Process Agent for service of process, in each case as set forth in this Agreement, is legal, valid, binding and enforceable.

6.20

[Reserved].

6.21            Indebtedness. Schedule 6.21 sets forth all Material Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries showing the aggregate amount thereof and the name of the respective debtors and the Borrower (or Subsidiary) which has outstanding a Contingent Obligation in respect of such Indebtedness.

6.22            Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)              Each of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any Governmental Approvals issued under such Environmental Laws;

(b)              There are no pending or, to the knowledge of the Borrower threatened, Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such Environmental Claim arising out of the ownership, lease or operation by the Borrower or any Subsidiary of any Real Property formerly owned, leased or operated by the Borrower or such Subsidiary but no longer owned, leased or operated by the Borrower or such Subsidiary);

(c)              To the knowledge of the Borrower, there are no facts, circumstances, conditions or occurrences (including the Release of any Hazardous Materials) with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or such Subsidiary but no longer owned, leased or operated by the Borrower or such Subsidiary) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law; and

(d)              Neither the Borrower nor any of its Subsidiaries has any time generated, used, treated or stored on, or transported Hazardous Materials to or from, or Released Hazardous on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

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6.23            Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940.

6.24            Use of Proceeds. The proceeds of the Loans shall be used solely to finance the Tender Offer Consideration and for the payment of fees, costs and expenses incurred in connection with, the Funding Date Transactions.

6.25            Solvency. The Borrower and its Subsidiaries on a consolidated basis will be Solvent both immediately prior and immediately after giving effect to the Funding Date Transactions, the consummation of the Tender Offer and the Borrowing hereunder.

6.26            Subsidiaries. The Borrower has no Subsidiaries other than those listed on Schedule 6.26, and does not beneficially own, directly or indirectly, any Capital Stock of any other Person other than TGS.

6.27            No Default. Both immediately prior to the making of any Loans hereunder and after giving effect thereto and the intended use thereof, no Default or Event of Default hereunder has occurred or is continuing.

Section 7.              Affirmative Covenants. The Borrower covenants and agrees that on and after the date hereof and so long as any Commitment or the Loans are outstanding and until the Obligations are paid in full (other than contingent obligations with respect to which no claim is outstanding):

7.1              Information Covenants. The Borrower shall deliver to the Administrative Agent:

(a)              Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each quarterly fiscal period for the first three fiscal quarters of its fiscal year, a copy of the unaudited, consolidated and unconsolidated balance sheet and the related statements of income, retained earnings and cash flow of the Borrower as at the end of, and for, such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, if any;

(b)              Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited, consolidated and unconsolidated balance sheet and the related statements of income, retained earnings and cash flow of the Borrower as at the end of, and for, such year and any related audit letter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an unqualified opinion (except with respect to upcoming debt maturities) thereon of such firm of independent certified public accountants of recognized international standing, which opinion shall state that said financial statements fairly present the financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year;

(c)              Officer’s Certificate. At the time each set of financial statements pursuant to Section 7.1(a) or (b) above is furnished (or deemed furnished), an officer’s certificate signed by an Authorized Officer of the Borrower, which certificate shall (i) state that said financial statements fairly present the consolidated and unconsolidated financial condition and results of operations of the Borrower, consistently applied, as at the end of, and for, such periods (subject, in the case of financial statements furnished pursuant to Section 7.1(a), to normal year-end audit adjustments) and (ii) certify that as of the date thereof, no Default or Event of Default shall have occurred or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d)              Notice of Default or Litigation. As promptly as practicable and in any event within three (3) Business Days after any officer or director of the Borrower obtains knowledge thereof (and concurrently with, or prior to, disclosing any of the following to any other creditor of the Borrower), notice of an Authorized Officer of the Borrower of (i) the occurrence of any event which constitutes a Default or Event of Default, and (ii) any event (including with regards to any dispute, litigation, Environmental Claim, investigation or other proceeding) which could reasonably be expected to have a Material Adverse Effect, in each case describing the actions that the Borrower has taken or intends to take with respect to such event or occurrence; and

(e)              Other Information. From time to time such other information regarding the financial condition, operations or business of the Borrower and its Subsidiaries as may be reasonably requested by the Administrative Agent.

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7.2              Compliance with Laws.

(a)              The Borrower shall, and shall cause its Subsidiaries to, comply with all applicable requirements of Law, including all relevant Governmental Approvals, Environmental Laws and ERISA, except where any failure so to comply could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and except that the Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of Law, so long as (i) none of the Secured Parties or the Borrower would be subject to any criminal liability for failure to comply therewith and (ii) such contest does not involve any material risk of the sale, forfeiture or loss of all or any part of the Collateral.

(b)              The Borrower shall, and shall cause its Subsidiaries to, continue to maintain and enforce policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower shall promptly notify the Lenders, to the extent that any such notification does not violate applicable Law, in the event that it or any of its Subsidiaries, or any of their respective directors, officers or employees, becomes subject to any action, proceeding, litigation, claim or, to the Borrower’s knowledge, investigation with regard to any actual or alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

7.3              Rank of Obligations. The Borrower shall take all actions necessary to ensure that the Obligations will rank pari passu in priority of payment with all existing and future unsecured and unsubordinated obligations of the Borrower, except for obligations mandatorily preferred by applicable Laws.

7.4              Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and accounts adequate to reflect truly and fairly in all material respects its financial condition and results of operations in accordance with IFRS and all requirements of Law.

7.5              Payment of Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge before they become overdue (1) all material taxes, assessments and other governmental charges or levies imposed upon it or any of its property, income or profits, (2) all material utility and other governmental charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of its business and (3) all lawful claims and obligations that, if unpaid, could reasonably be expected to result in either (A) the imposition of a Lien upon any material portion of the Collateral or (B) a Material Adverse Effect; provided, however, that the Borrower and each such Subsidiary may contest in good faith any such tax, assessment, charge, levy, claim or obligation and, in such event, may permit the tax, assessment, charge, levy, claim or obligation to remain unpaid during any period, including appeals, when the Borrower or such Subsidiary is in good faith contesting the same by proper proceedings, so long as (i) adequate reserves shall have been established with respect to any such tax, assessment, charge, levy, claim or obligation, accrued interest thereon and potential penalties or other costs relating thereto in accordance with and to the extent required by IFRS, or other adequate provision for payment thereof shall have been made and (ii) such contest does not involve any material risk of the sale, forfeiture or loss of any of the Collateral.

7.6              Inspection. At any reasonable time and from time to time (with reasonable advance notice and during normal business hours), the Borrower shall, and shall cause each of its Subsidiaries to, permit any representative designated by the Administrative Agent to examine and make extracts from the records and books of account of, and visit the properties of, the Borrower or such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower or such Subsidiary with any of its officers and directors and with its certified public accountants, all to the extent reasonably requested by such Agent and at such Agent’s expense (unless an Event of Default has occurred and is continuing, in which case such inspection shall be at the expense of the Borrower); provided that (i) such inspections shall be limited, in the absence of an Event of Default, to once in each calendar year for each Agent, (ii) each of the Agents and the Lenders agree that any information with respect to the Borrower or any of its Subsidiaries obtained by such Agent in the course of such inspection shall be subject to the confidentiality provisions set forth in Section 11.2 and (iii) such examinations, inspections and discussions are conducted in a manner that does not interfere with or otherwise interrupt in any material respect the operations of the Borrower or the relevant Subsidiary and, in the case of any discussions with independent accountants, only if representatives of the Borrower are afforded an opportunity to participate with reasonable advance notice.

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7.7              Maintenance of Property, Insurance. The Borrower shall, and shall cause each of its Subsidiaries to: (a)(i) keep all property necessary to its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) maintain insurance on all such property in at least such amounts and against at least such risks as is consistent and in accordance with industry practices for companies similarly situated owning similar properties and (b) furnish to the Administrative Agent, upon request, full information as to the insurance carried.

7.8              Maintenance of Existence; Conduct of Business.

(a)              The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence and all of the licenses, rights, privileges and franchises material to its business or necessary for the maintenance of its corporate existence, and comply, in all material respects, with its Organizational Documents, except to the extent (other than with respect to the preservation of the existence of the Borrower) that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)              The Borrower shall, and shall cause each of its Subsidiaries to, continue to engage in business in substantially the same manner as now conducted by it and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business; provided that nothing in this Section 7.8(b) shall prevent (i) sales of property, consolidations or mergers by or involving the Borrower or any of its Subsidiaries not otherwise prohibited hereunder, (ii) the withdrawal by Borrower or any of its Subsidiaries of qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (iii) the abandonment by the Borrower or any of its Subsidiaries of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to its business or no longer commercially desirable.

7.9              Maintenance of Consents and Approvals. The Borrower shall, and shall cause each of its Subsidiaries to, take all such further actions as shall be required to ensure that all material orders, consents, licenses, authorizations, validations, filings, registrations, declarations, recordings, exemptions, franchises, permissions, permits, waivers and similar approvals from all Governmental Authorities or other third parties shall remain in full force and effect.

7.10            Performance of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, perform all of its obligations under the terms of each Material Agreement by which it or any of its properties or assets is bound.

7.11            Maintenance of Collateral; Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to cause (i) all Collateral to be subject at all times following the Funding Date to a first priority perfected Lien in favor of the Collateral Agent on behalf of the Secured Parties pursuant to the terms and conditions of this Agreement and the other Credit Documents. Without limiting the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, promptly following any reasonable request from the Collateral Agent, execute and deliver all such further instruments and take such further action, to the fullest extent permitted by applicable Law that is necessary or proper in the reasonable opinion of the Collateral Agent to ensure the enforceability of the Credit Documents, the ability and right of the Borrower to comply with its obligations under the Credit Documents, and the preservation of the rights and remedies of the Collateral Agent and each Lender hereunder and with respect to the Collateral.

7.12            Establishment and Maintenance of Collateral Account.

(a)              On or prior to the Funding Date the Borrower shall (i) have caused to be established with the Account Bank the Collateral Account and (ii) enter into the Collateral Account Control Agreement with the Account Bank and the Collateral Agent. The Collateral Account shall be in the name of the Borrower and under the exclusive control of the Collateral Agent, and the Collateral Agent shall have the sole right of withdrawal as to the Collateral Account. The Borrower shall from time to time deposit or cause to be credited to the Collateral Account the Cash Collateral required pursuant to Section 7.12(b). The cash balance standing to the credit of the Collateral Account shall be held in the Collateral Account and shall bear interest at such rate (if any) as the Account Bank may have agreed to in writing.

(b)              On or prior to the Funding Date the Borrower shall have caused Cash Collateral having a value equal to at least 10% of the amount of the Loans borrowed on the Funding Date to be credited to the Collateral Account. If at any time following the Funding Date the Collateral Coverage Ratio shall be less than 5%, the Borrower shall, within three (3) Business Days following receipt of notice of such shortfall from the Administrative Agent, deposit or cause to be credited to the Collateral Account the Cash Collateral sufficient so that the Collateral Coverage Ratio shall be at least 10%.

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Section 8.              Negative Covenants. The Borrower covenants and agrees that on and after the date hereof and so long as any Commitment or the Loans are outstanding and until the Obligations are paid in full (other than contingent obligations with respect to which no claim is outstanding):

8.1              Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, agree to create, incur, assume, guarantee, suffer to exist, or remain directly or indirectly liable in respect of any Indebtedness except for the following:

(a)              the Indebtedness hereunder;

(b)              Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;

(c)              Indebtedness in existence on the date hereof listed in Schedule 6.21, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date hereof, and (ii) refinancings and extensions of any such Indebtedness by the obligor thereof if the maturity thereof is later than or the same as, and the average life to maturity thereof is greater than or equal to, that of the Indebtedness being refinanced or extended and otherwise on prevailing market terms for similar types of Indebtedness at the time of such refinancing or extension; provided that such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount (including any principal constituting interest paid in kind) the Indebtedness being renewed, extended or refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(d)              Contingent Obligations of the Borrower in respect of Indebtedness otherwise permitted under this Section 8.1;

(e)              Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(f)              Indebtedness of any Subsidiary owing to the Borrower; provided, that such Indebtedness shall be subordinated to the Indebtedness hereunder on terms satisfactory to the Administrative Agent and shall not be prepaid, repaid, redeemed or repurchased prior to the Maturity Date.

8.2              Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, agree to create, incur, assume or suffer to exist any Lien upon or with respect to any of its property (including any property constituting Collateral) or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower), or assign any right to receive income or permit the filing of any notice of Lien under any recording or notice statute; provided that the provisions of this Section 8.2 shall not prevent the creation, incurrence, assumption or existence of the following Liens (the “Permitted Liens”):

(a)              inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with and to the extent required by IFRS;

(b)              Liens created by or pursuant to the Credit Documents;

(c)              Liens in existence on the date hereof listed in Schedule 6.11(b);

(d)              Liens on (i) the Capital Stock of CIESA, (ii) the Capital Stock of TGS or (iii) the Tendered Shares.

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8.3              Consolidations, Mergers. The Borrower will not change its entity form or enter into any partnership or joint venture except in respect of its ownership of TGS. The Borrower will not, and will not permit any of its Subsidiaries to, wind-up, liquidate or dissolve its affairs or enter into any transaction of amalgamation, consolidation or merger with or into, or acquire all or substantially all of the assets of, any other Person (whether in one transaction or in a series of related transactions) if (a) any such transaction could be reasonably expected to result in a Material Adverse Effect; (b) a Default or Event of Default is then in existence or may occur as a result of any such transaction; or (c) in any such transaction where the Borrower would not be the surviving entity, or in any transaction where a Subsidiary of the Borrower would not be the surviving entity, except that any Subsidiary may dissolve or liquidate if the Borrower determines in good faith that such transition could not reasonably be expected to have a Material Adverse Effect and is not materially adverse to the interests of the Lenders; provided, that notwithstanding anything to the contrary herein, no Subsidiary may, in any transaction or series of transactions, transfer all or a substantial portion of its assets to any Person or Persons other than another Subsidiary.

8.4              Sales of Assets; Sale-Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to consummate (or agree in writing to consummate during the time the Loans hereunder remain outstanding) any Asset Disposition other than any Asset Disposition of (i) the Capital Stock of CIESA, (ii) the Capital Stock of TGS or (iii) the Tendered Shares.

8.5              Advances, Contingent Obligations, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any deposit with, lend money or credit or make advances to any Person (including without limitation any intercompany Indebtedness), make capital expenditures or undertake any Contingent Obligation in respect of the Indebtedness of any other Person, make capital expenditures (including through the purchase of Capital Stock), or purchase or acquire (whether for cash, securities, other property, services or otherwise) any Capital Stock, bonds, notes, debentures, obligations or any other securities of or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)              the Borrower and any Subsidiary may consummate the Funding Date Transactions in accordance with the Credit Documents;

(b)              the Borrower may consummate the Tender Offer;

(c)              Investments outstanding on the Closing Date and identified on Schedule 8.5(c);

(d)              the Borrower and any of its Subsidiaries may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold Cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(e)              mergers and consolidations in compliance with Section 8.3;

(f)              intercompany Indebtedness incurred pursuant to Section 8.1(f);

(g)              Investments consisting of Contingent Obligations permitted by Section 8.1(d); and

(h)              Investments by the Borrower in CIESA or its Affiliates to maintain the Borrower’s direct or indirect percentage ownership in CIESA.

8.6              No Change in Line of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business (a “restricted business”) other than the business in which the Borrower or such Subsidiary is engaged as of the date hereof and such activities as may be incidental or related thereto.

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8.7              Dividend; Restrictions on Subsidiary Dividends; Restricted Payments of Indebtedness.

(a)              Unless mandatorily required by applicable Law, the Borrower will not and will not permit any of its Subsidiaries to, declare or pay any dividends, or return any capital (including capital contributions for future capitalization), to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any options or warrants issued by the Borrower or such Subsidiary with respect to its Capital Stock), or set aside any funds for any of the foregoing purposes; provided that nothing in this Section 8.7(a) or any other provision of this Agreement shall prevent a Subsidiary of the Borrower from paying dividends or distributions payable to the Borrower or any other Subsidiary (and, in the case of any such Subsidiary that is not wholly-owned directly or indirectly by the Borrower, making such dividends or distributions to holders of its Capital Stock other than the Borrower or a Subsidiary on no more than a pro rata basis, measured by value, with any such dividends or distributions paid to the Borrower or any other Subsidiary); provided further that the Borrower and any Subsidiary shall be permitted to make Permitted Tax Distributions;

(b)              The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of any such Subsidiary to pay dividends or return any capital with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower.

(c)              The Borrower will not, and will not permit any of its Subsidiaries to, make any prepayment, repayment, redemption or repurchase of any junior, subordinated or unsecured Indebtedness, including any intercompany Indebtedness in respect of which the Borrower is a debtor.

8.8              Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate thereof, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than such Affiliate; except that the following shall be permitted:

(a)              transactions between the Borrower or any of its Subsidiaries and any Affiliate entered into prior to the date hereof and set forth on Schedule 8.8; and

(b)              reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements in compliance with applicable Law and any applicable rules of stock exchanges or self-regulated authorities having jurisdiction over the Borrower and its Subsidiaries.

8.9              Changes in Accounting Practices.

(a)              The Borrower will not, and will not permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required or permitted by IFRS or mandatorily applicable Law, or (ii) change the fiscal year end of the Borrower or such Subsidiary to a day other than December 31.

(b)              If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Majority Lenders shall so request, the Majority Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with IFRS in effect prior to such change and (ii) the Borrower shall provide or cause to be provided to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably required by the Administrative Agent setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.

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8.10            Use of Proceeds.

The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of the Loans for any purpose other than as provided in Section 6.24.

(a)              The Borrower shall not, directly or indirectly, (i) use any part of the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person, to fund or facilitate any transaction or activity with, involving or for the benefit of a Sanctioned Person, or in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto, including any Lender or (ii) fund all or part of any repayment or prepayment of the Loans out of proceeds derived from any transaction or activity involving a Sanctioned Person.

(b)              The Borrower shall not, directly or indirectly, use any part of the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of any applicable Anti-Corruption Law.

8.11            Amendment of the Shareholder Agreement. The Borrower shall not consent to any amendment of the Shareholder Agreement that, in the reasonable determination of the Majority Lenders is adverse to the interests of the Lenders, without the prior written consent of the Majority Lenders.

Section 9.              Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

9.1              Payments. The Borrower shall default in the payment of any principal of or premium, interest or fees on any Loan or any other amount whatsoever payable hereunder or any other Credit Document and, in the case of any amount other than principal, such default shall continue for more than three (3) Business Days; or

9.2              Representations. Any representation, warranty or statement relating to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions contained in Section 6.5 (Compliance with Laws) made or deemed made by or on behalf of either Loan Party shall prove to be untrue in any respect on the date as of which made or deemed made, or any other representation, warranty or statement made or deemed made by or on behalf of the Borrower herein or in any other Credit Document or in any certificate, document or financial or other statement delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.3              Covenants. (a) The Borrower shall fail to perform or observe any of its obligations under Sections 2.4, 7.1 through 7.3, 7.7, 7.8, 7.10, 7.11, 7.12 or 8 of this Agreement, or (b) either Loan Party or any Subsidiary of the Borrower shall fail to perform or observe any of its obligations (other than those previously referenced in this Section 9.3) contained in this Agreement or in any other Credit Document and any such default shall have continued unremedied for a period of 30 days; or

9.4              Default Under Other Agreements. (a) Either Loan Party or any Subsidiary of the Borrower shall (i) default in any payment of all or any portion of any Material Indebtedness when and as the same shall become due and payable beyond the applicable and documented period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement, covenant or condition contained in any agreement or instrument evidencing or governing any Material Indebtedness (after giving effect to any applicable and documented grace period), or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the result of which default or other event or condition, in each case, is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether notice is required), any such Material Indebtedness to become due prior to its stated maturity; or (b) any Material Indebtedness of either Loan Party or any Subsidiary of the Borrower shall, for reason of any of the foregoing set out in clause (a) of this Section 9.4, be declared to be due and payable, or required to be prepaid or redeemed other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof (after giving effect to any applicable and documented grace period); or

9.5              Judgments. One or more judgments or decrees shall be entered against either Loan Party or any Subsidiary of the Borrower involving in the aggregate a liability (not paid or fully covered by insurance satisfactory to the Majority Lenders) of the equivalent of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed (whether upon appeal or for any other reason) or bonded pending appeal within 60 days after the entry thereof shall have been served to either Loan Party; or

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9.6              Non-Monetary Judgments. One or more non-monetary final and non-appealable judgment or decree shall be entered against either Loan Party or any Subsidiary of the Borrower which non-monetary judgment or decree could reasonably be expected to have a Material Adverse Effect; or

9.7              Bankruptcy, etc. Either Loan Party shall (a) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, compulsory manager or liquidator of itself or of all or a substantial part of its property, including an administrador concursal, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under or file a petition to take advantage of any Debtor Relief Law (as now or hereafter in effect) (including, without limitation, requesting a moratorium or suspension of payment of debts from any court or instituting proceedings or taking any form of corporate action to be wound-up, liquidated, adjudicated bankrupt or insolvent, reorganized (by means of a voluntary arrangement, scheme of arrangement, homologación or otherwise), taking any measure to file for concurso preventivo or seeking creditors’ consent to an acuerdo preventivo extrajudicial) or (e) fail to controvert in an appropriate manner within 60 days of the filing of, or acquiesce in writing to or file an answer admitting the material allegations of any petition filed against it in an involuntary case under any Debtor Relief Law; or

9.8              Proceedings. A proceeding or case shall be commenced, without the application or consent of the applicable Loan Party thereof in any court of competent jurisdiction, seeking (a) liquidation, reorganization, dissolution or winding up of it, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its property or (c) similar relief in respect of it under any Debtor Relief Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against it shall be entered in an involuntary case under any Debtor Relief Law.

9.9              Governmental Approval. Any Governmental Approval at any time necessary to enable either Loan Party to comply with any of its obligations under the Credit Documents or to carry on its business as being conducted on the date hereof shall be permanently revoked, withdrawn or withheld or shall be modified or amended and any of the foregoing actions, in the reasonable judgment of the Majority Lenders, could reasonably be expected to have a Material Adverse Effect; or

9.10            Credit Documents. This Agreement or any of the other Credit Documents shall for any reason cease to (a) be in full force and effect for whatever reason, or either Loan Party shall so assert, or (b) constitute the legal, valid, binding and enforceable obligation of each Loan Party thereto; or

9.11            Cancellation of Payment Obligation. Any Governmental Authority or any other dominant authority asserting or exercising de jure or de facto governmental or police powers in Argentina in accordance with Argentine law, shall, by moratorium Laws or otherwise, cancel, suspend or defer the obligation of either Loan Party to pay any amount required to be paid hereunder or under any other Credit Document; or

9.12            Expropriation Event. An Expropriation Event shall occur with respect to either Loan Party or any Subsidiary of the Borrower, which individually or taken together with any other Expropriation Event, involves an aggregate value equivalent of $10,000,000 or more; or

9.13            Change of Control. A Change of Control shall occur; or

9.14            Environmental Matters. Any Environmental Claim shall have been asserted against either Loan Party or any Subsidiary of the Borrower or any violation of Environmental Laws by either Loan Party or any Subsidiary of the Borrower shall have occurred which, in any case, could reasonably be expected to have a Material Adverse Effect; or

9.15            Collateral. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including a perfected, first-priority security interest on, all of the Collateral thereunder, superior to and prior to the rights of all third Persons), and subject to no other Liens other than Permitted Liens, except with respect to immaterial portions of the Collateral; or

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9.16            Currency Restrictions. Any Governmental Authority or any other dominant authority asserting or exercising any actions that require foreign exchange control approvals, registrations, other authorizations or filings restricting the availability or transfers of currencies required to effect repayment under the Credit Documents in Dollars;

then, in any such event, (1) the Administrative Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, or (2) the Administrative Agent may, and shall upon request of the Majority Lenders, by notice to the Borrower declare the principal of and the accrued interest on the Loans and the Notes, and all other amounts whatsoever payable by the Borrower under the Credit Documents (including any amounts payable under Section 2.10 and any other Credit Document) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default of the kinds referred to in Section 9.7 or 9.8, the Commitments shall automatically terminate and the Loans and such other amounts shall automatically become due and payable, without any further action by any party.

Section 10.              The Agents.

10.1            Authorization and Action. (a) Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Credit Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and authorizes the Collateral Agent to act on the instruction of the Administrative Agent. As to any matters not expressly provided for by the Credit Documents (including enforcement or collection of the Obligations of the Borrower), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents) (or, in the case of the Collateral Agent, the instructions of the Administrative Agent acting at the direction of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents)), and such instructions shall be binding upon all Lenders; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to any Credit Document or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. Each Agent is authorized and directed to execute and deliver each Credit Document to which it is a party.

(b)              Any Agent may execute any of its duties under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent; provided, further, that, so long as no Event of Default has occurred and is continuing, the Borrower shall not be obligated to pay any incremental expenses of such Supplemental Collateral Agent without its written consent, such consent not to be unreasonably withheld. Should any instrument in writing from the Borrower be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 10.1(b) in the absence of such Agent’s gross negligence or willful misconduct.

(c)              Each Agent’s duties hereunder and under the other Credit Documents are solely ministerial and administrative in nature and such Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents to which it is a party. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). No Agent shall be deemed to have knowledge of any (i) any event which would cause the termination of the Commitments under Section 2.6 hereof or (ii) Default or of the event or events that give or may give rise to any Default, in each case unless and until the Borrower or any Lender shall have given notice to the Agent describing such event or events. No Agent shall be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

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(d)              Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement, or any other Credit Document, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by an Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by an Agent, it is understood that in all cases such Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Credit Document) (or, in the case of the Collateral Agent, from the Administrative Agent on their behalf) in respect of such action. No Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Majority Lenders (or other applicable Lenders) to provide such instruction, advice or concurrence.

(e)              Each Agent shall in all cases be fully justified in failing or refusing to act at the request or direction of the Majority Lenders (or other applicable Lenders permitted hereunder) unless such Agent shall have been provided adequate security and indemnity against the costs, expenses and liabilities which may be incurred by such Agent in compliance with such request or direction. No provision of this Agreement or any Credit Document shall require any Agent to take any action that it reasonably believes to be contrary to applicable law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(f)              The Collateral Agent shall calculate the Collateral Coverage Ratio promptly following the written request of the Borrower. In connection with the calculation of such amount by the Collateral Agent, the Borrower shall provide any information reasonably requested by the Collateral Agent regarding the Collateral, including the purchase price and nominal value thereof and any CUSIP or other security identification number and, in the case of the Payment Collateral Account and the Cash Collateral Account the balances thereof. The Collateral Agent shall have no liability for any failure or delay in performing such calculation as a result of a failure or delay in receiving any information required for such calculation. For the avoidance of doubt, any Collateral amounts denominated in any currency other than Dollars shall be converted to Dollars as described in Section 1.2(l) hereof.

10.2            Agent’s Reliance. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Credit Documents, (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Credit Document on the part of the Borrower or the existence at any time of any Default under the Credit Documents or to inspect the property (including the books and records) of the Borrower, (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Credit Document or any other instrument or document furnished pursuant thereto, (e) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties and (f) shall have no obligation to independently confirm or verify whether any condition precedent in Article 5 has been satisfied.

10.3            Agents and Affiliates. With respect to its Commitment, the Loans made by it and the Note issued to it, each Agent shall have the same rights and powers under this Agreement and, as applicable, shall be subject to the same obligations as any other Lender and may exercise and, as applicable, must comply with the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include such Agent in its individual capacity as Lender. The Agents and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if such Agent were not an Agent and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

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10.4            Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 7 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

10.5            Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Loans then made by each of them (or if no Loans are at the time outstanding, ratably according to the respective amounts of their Commitments or, if no Loans are outstanding and the Commitments have expired or been terminated, such Lender’s Commitment most recently in effect), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Credit Documents or any action taken or omitted by such Agent under the Credit Documents (collectively, the “Indemnified Costs”); provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 12.1, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 10.5 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)              For purposes of this Section 10.5, each Lender’s ratable share of any amount shall be determined, at any time, according to the respective principal amounts of the Loans then made by each of them (or if no Loans are at the time outstanding, ratably according to the respective amounts of their Commitments or, if no Loans are outstanding and the Commitments have expired or been terminated, such Lender’s Commitment most recently in effect). The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 10.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents and the resignation or removal of any Agent.

10.6            Successor Agent. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent and released from all of its obligations in respect thereof; provided, further, that in no event shall any such successor Administrative Agent be a Defaulting Lender. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which in the case of the Administrative Agent shall be a commercial bank organized under the laws of Argentina or the Bahamas. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, mortgages, agreements, or amendments thereto, or other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents. If within 90 days after written notice is given of the retiring Agent’s resignation or removal under this Section 10.6 no successor Agent shall have been appointed and shall have accepted such appointment, then on such day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (c) the Majority Lenders shall thereafter perform all duties of the retiring Agent under the Credit Documents until such time, if any, as the Majority Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Credit Documents.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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10.7            Jurisdiction. Notwithstanding any other provision herein, nothing herein shall require the Collateral Agent to submit to the jurisdiction of a non-U.S. court or venue in a non-U.S. jurisdiction. The parties hereto may appoint a local Collateral Agent to be directed by the Administrative Agent when and if needed in any non-U.S. jurisdiction.

10.8            Enforcement. Notwithstanding anything herein or in any other Credit Document to the contrary, only the prior consent of the Majority Lenders shall be required for Administrative Agent to direct the Collateral Agent to take any Enforcement Action.

Section 11.              Notices, Communications, Confidentiality and Treatment of Information.

11.1            Notices.

(a)              All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail, provided that in the case of any Agent, such electronic notice shall be delivered as a “.pdf” attachment), and addressed to the party to be notified as follows:

(i)               If to the Borrower, to it at:

PCT LLC

c/o EMS Capital LP

767 Fifth Ave, 46th Floor

New York, NY 10153

Attention: Mr. Edmond Safra

Tel: 212-891-2700

Fax: 212-891-2797

Email: legal@emscap.com

(ii)              If to the Administrative Agent, to it at:

Itaú Unibanco S.A., Nassau Branch, as Administrative Agent

Address: 31B, Annex Building, 2nd floor

East Bay Street, P.O. Box N-3930

Nassau, Bahamas

Attention: Contratação e Operações Especializadas; Maria M.
Mattaraia de Vincenzo

Tel: +55 11-3076-5044

Email: IBBA-ContratosInternacionais@bba.com.br;

maria.mattaraia@itaubba.com

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(iii)             If to the Collateral Agent, to it at:

Itaú Unibanco S.A., Nassau Branch, as Collateral Agent

Address: 31B, Annex Building, 2nd floor

East Bay Street, P.O. Box N-3930

Nassau, Bahamas

Attention: Contratação e Operações Especializadas; Maria M.
Mattaraia de Vincenzo

Tel: +55 11-3076-5044

Email: IBBA-ContratosInternacionais@bba.com.br;

maria.mattaraia@itaubba.com

(iv)              if to any Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

or at such other address as shall be notified in writing (x) in the case of the Borrower and any Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b)              Except with respect to the Administrative Agent, all notices, demands, requests, consents and other communications described in clause (a) shall be effective upon receipt.

11.2             Confidentiality. Each of the Agents and the Lenders and their Affiliates agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any taxing authority, governmental agency or regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, such Agents and such Lenders and their Affiliates (except in connection with any request as part of a regulatory examination), agree to inform the Borrower promptly thereof prior to disclosure, and cooperate with the Borrower in any efforts to obtain a protective order or other assurance of confidential treatment to the extent permitted by law), (c) to the extent required by applicable Laws, rules or regulations or by any subpoena, civil investigative demand or similar demand or order of any court, regulatory authority, or arbitrator or pursuant to an arbitration to which a Lender or an Agent or an affiliate or an officer, director, employee or shareholder thereof is a party (in which case, such Agents and such Lenders (except in connection with any request as part of a regulatory examination), to the extent permitted by law, rule or regulation, agree to inform the Borrower promptly thereof prior to disclosure, and cooperate with the Borrower in any efforts to obtain a protective order or other assurance of confidential treatment to the extent permitted by law), (d) to any other party hereto, (e) in connection with the performance of duties under the Credit Documents, exercise of any remedies hereunder or under any other Credit Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which an Agent or any Lender or any of their respective Affiliates may be a party regarding this Agreement, (f) subject to an agreement containing or incorporating provisions substantially the same as those of this Section 11.2, to (i) any Eligible Assignee of or Participant in, or any bona fide prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations hereunder or under the other Credit Documents or by reference to this Agreement or payments hereunder or under the other Credit Documents, (iii) any rating agency when required by it, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.2 or (ii) is received by such Agent, any Lender or any of their respective affiliates from a third party that is not such recipient’s knowledge subject to confidentiality obligations to the Borrower or its Subsidiaries or (i) for purposes of establishing a “due diligence” defense. For purposes of this Section 11, “Information” shall mean all information received from the Borrower or any of its Affiliates relating to any of them or any of their respective businesses, other than any such information that is available to any Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section 11.2 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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11.3            Treatment of Information.

(a)              Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Credit Documents on the basis of information that does not contain material non-public information with respect to the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Credit Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States Federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, neither the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, non-public information or such Lender’s compliance with applicable Laws related thereto or (ii) shall have, or incur, any liability to the Borrower or any Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(b)              The Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 11.2) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders, and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information. Neither the Administrative Agent nor any of its Related Parties shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Borrower or its securities nor shall the Administrative Agent or any of its Related Parties incur any liability to the Borrower, any Lender or any other Person for any action taken by the Administrative Agent or any of its Related Parties based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 11.3 shall modify or limit a Lender’s obligations under Section 11.2 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c)              Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d)              Each Lender acknowledges that Communications delivered hereunder and under the other Credit Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. Neither the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, nor be liable for the failure to so disclose or use, such Restricting Information.

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(e)              The provisions of the foregoing clauses of this Section 11.3 are designed to assist the Administrative Agent, the Lenders and the Borrower, in complying with their respective contractual obligations and applicable Law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Credit Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s or any Lender’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or such Lender with its contractual obligations or its duties under applicable Law with respect to Restricting Information and each of the Lenders and the Borrower assume the risks associated therewith.

Section 12.            Miscellaneous.

12.1            Payment of Expenses, etc. The Borrower shall pay, within thirty (30) days of a written demand therefor, (a) all reasonable and documented out-of-pocket expenses incurred by any Indemnified Person (as defined below) (including the reasonable and documented fees, charges and disbursements of counsel (and, if necessary, local and/or special counsel), except that any reimbursement obligation to (a) the Lenders shall be limited to (i) one counsel to such Indemnified Persons taken as a whole, (ii) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnified Persons, limited to one such additional counsel, and (iii) if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty (and, in the case of any conflict of interest, one additional local counsel and one additional special counsel, as applicable, to each group of similarly situated Indemnified Persons) and (b) the Agents shall be limited to one counsel and, if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, the making of the Loans or any amendments, modifications or waivers of the provisions hereof or thereof and (b) all reasonable and documented out-of-pocket expenses incurred by any Indemnified Person (including the reasonable and documented fees, charges and disbursements of counsel (and, if necessary, local and/or special counsel), except that any reimbursement obligation to (a) the Lenders shall be limited to (i) one counsel to such Indemnified Persons taken as a whole, (ii) in the case of any conflict of interest, additional counsel to each group of similarly situated Indemnified Persons, limited to one such additional counsel, and (iii) if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty (and, in the case of any conflict of interest, one additional local counsel and one additional special counsel, as applicable, to each group of similarly situated Indemnified Persons) and (b) the Agents shall be limited to one counsel and, if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section 12.1, or the taking of any action that the Borrower is required, but has failed, to take under any Credit Document. All costs and expenses of complying with the provisions hereof are for the sole account of the Borrower unless explicitly stated herein to be for the account of another Person.

12.2            Indemnity.

(a)              General Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower shall pay, indemnify, and hold the Agents, the Lenders and their respective officers, directors, employees, counsel, agents and attorneys-in-fact and Affiliates (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, charges, expenses or disbursements of any kind or nature whatsoever (including fees and disbursements of counsel and in each case subject to the provisions of Section 4.14 in respect of Taxes and Other Taxes) which may at any time (including at any time following repayment of any Loan or the termination, resignation or replacement of any Lender or Agent) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising directly or indirectly out of this Agreement or any other Credit Document, including any other document or instrument contemplated by or referred to herein or therein, or the transactions contemplated hereby and thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to the exercise by any Lender or Agent of any of its rights or remedies under any of the Credit Documents, and any investigation, litigation or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related to this Agreement or any other Credit Document or any Loan, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Person or any other Person, or an Indemnified Person is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 5 are satisfied or the other transactions contemplated by this Agreement are consummated (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal. The Borrower agrees not to assert any claim against any Indemnified Person, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Credit Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. Notwithstanding anything to the contrary in this Agreement, all obligations relating to Taxes shall be governed exclusively by Section 4.14, except with respect to Taxes that arise as a result of a non-Tax claim.

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(b)              Survival; Defense. The obligations in this Section 12.2 shall survive payment of the Loans and all other Obligations. At the election of any Indemnified Person, the Borrower’s indemnification obligations under this Section 12.2 shall include the obligation to defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person, acting reasonably, at the sole cost and expense of the Borrower. All amounts owing under this Section 12.2 shall be paid within five Business Days after demand.

(c)              Contribution. To the extent that any undertaking in the preceding paragraphs of this Section 12.2 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of such undertaking.

12.3            Assignment of the Loans.

(a)              General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 12.3, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 12.3 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section 12.3 (and any other attempted assignment or transfer by any party hereto shall be null and void); provided that nothing in this Section 12.3(a) shall prevent any lender from hedging its Loan exposure hereunder in accordance with the provisions of clause (g) of this Section 12.3. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 12.3 and, to the extent expressly contemplated hereby, the respective Affiliates of each Agent and the Lenders and their respective directors, officers, employees, attorneys and agents) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)              Assignments by Lenders. Any Lender may at any time assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) upon three (3) Business Days’ prior notice thereof to the Administrative Agent; provided that any such assignment shall be subject to the following conditions.

(i)               Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in clause (A) above, the amount of the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 or integral multiples of $1,000,000 in excess thereof.

(ii)              Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent for each assignment of Loans and Commitments, an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any other documents or information, including information related to Taxes, requested by the Administrative Agent.

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(iv)              No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(v)              No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vi)             Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent, in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to the acknowledgment and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 12.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.10, 4.14, 12.1 and 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 12.3.

(c)              Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)              Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (1) a natural person or (2) the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) change the currency or reduce the amount of any such payment of principal, interest or fee, (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest, or (v) release any property covered by the Security Documents. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 4.14 and shall be subject to replacement in accordance with Section 12.9(b), in each case, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.3; provided that such Participant shall not be entitled to receive any greater payment under Section 2.9 or Section 4.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.13(a) as though it were a Lender, provided that such Participant agrees to be subject to Section 4.13(b) as though it were a Lender.

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(e)              Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)              Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any Note to secure obligations of such Lender, including any pledge or assignment to secure obligations to a central bank, it being understood that no consent of the Borrower shall be required; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)              Lender Hedging. Any Lender may at any time hedge its Loan exposure hereunder without restrictions; provided that any assignment or participation executed in connection with any such hedging arrangement shall be subject to the provisions of clause (b) or clause (d) above, as applicable.

12.4            No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, Lender or holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Agent, Lender or holder of any Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent, Lender or any holder of any Note to any other or further action in any circumstances without notice or demand.

12.5            Governing Law; Submission to Jurisdiction; Venue.

(a)              This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in the City and the County of New York or of the United States for the Southern District of New York and, in each case, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower at the address set forth Section 11.1, such service to become effective upon the date indicated on the postal receipt returned from the Borrower. Nothing herein shall affect the right of any Agent, Lender or any holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b)              The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum and any right it may have to the jurisdiction of any court other than the courts indicated in clause (a) pursuant to applicable Law. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to which the Borrower is or may be subject to the jurisdiction of, by suit upon judgment.

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(c)              The Borrower agrees, to the extent permitted by applicable Law, that in any legal action or proceeding arising out of or in connection with this Agreement or any other Credit Document (each, a “Proceeding” and collectively, the “Proceedings”) anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist) from those Proceedings, from attachment (whether in aid of execution, before judgment or otherwise), or from judgment shall be claimed by it or on its behalf or with respect to its assets, and to the extent that in any jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and each other Credit Document to which it is party. The Borrower agrees, to the extent permitted by applicable Law, that it is and its assets are, and shall be, subject to such Proceedings, attachment or execution in respect of its obligations under this Agreement and each other Credit Document to which it is party.

12.6            Obligation to Make Payments in Dollars.

(a)              The obligation of the Borrower to make payment in Dollars of the principal of and interest and any other amounts due hereunder as provided herein shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars, except to the extent such tender or recovery shall result in the actual receipt by such Lender, Agent or holder of such Note of the full amount of the Dollars expressed to be payable in respect of the principal of and interest on all other amounts due hereunder. If for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar equivalent thereof (at the exchange rate quoted by the Administrative Agent or if it does not quote a rate of exchange on such currency, by a known dealer in such currency designated by it) determined, in each case, as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)              If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)              For purposes of determining the Dollar equivalent or any other rate of exchange for this Section 12.6, such amounts shall include any premium and costs payable in connection with the purchase of such Dollars.

12.7            English Language. This Agreement has been executed in the English language. Except in connection with the enforcement thereof in Argentina as may be required by Argentine Law, any non-English translation of this Agreement shall have no legal validity. All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement (other than any financial statements furnished pursuant to this Agreement) shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes of this Agreement.

12.8            Counterparts. This Agreement shall become binding and enforceable against each of the parties upon the execution and delivery of an offer letter relating hereto by the Borrower to the Lenders and the Agents and the acceptance thereof by the Lenders and the Agents. Each such offer letter or acceptance may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to such offer letter or acceptance by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of the same.

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12.9            Amendment or Waiver.

(a)              Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Majority Lenders, or by the Borrower and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided that no modification, supplement or waiver shall (1) unless by an instrument signed by each Lender directly and adversely affected or by the Administrative Agent acting with the consent of each Lender directly and adversely affected (i) increase or extend the term of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any other fee or other amount hereunder, (iii) reduce or forgive the amount of any such payment of principal, interest or fee or other amount, (iv) reduce the rate at which interest is payable thereon or any fee or other amount is payable hereunder, (v) alter the terms of this Section 12.9, (vi) consent to the assignment or transfer by the Borrower of any of it rights and obligations under this Agreement or any Credit Document or (2) unless by an instrument signed by all Lenders or by the Administrative Agent acting with the consent of all Lenders (i) change Section 4.9 or 4.13 in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders or (ii) modify the definition of the term “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; provided that any modification or supplement of Section 11 or Section 12.2, or of any of the rights or duties of any Agent hereunder, shall require the consent of such Agent.

(b)              If any Lender does not consent to a proposed modification, supplement or waiver with respect to this Agreement that requires the consent of each Lender or the affected Lenders and has been consented to by the Majority Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.3), all of its interests, rights and obligations under this Agreement and the Notes to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that such assignment or delegation shall be required only if:

(i)               the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.3;

(ii)               no Default shall have occurred and is continuing;

(iii)              such Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Notes (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv)             such assignment or delegation does not conflict with applicable Law; and

(v)              the circumstances entitling the Borrower to require such assignment and delegation have not ceased to apply.

(c)              Without the prior consent of each Lender, the Collateral Agent shall not (except as permitted herein or in the Security Documents) release any portion of the Collateral or otherwise terminate any of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or any portion of the Collateral or alter the relative priorities of the obligations entitled to the benefits of the Liens created pursuant to the Security Documents with respect to any of the Collateral, except that no such consent shall be required, and (upon receipt of written instructions from the Administrative Agent, which may be given without any further action or consent on the part of the Lenders) the Collateral Agent is hereby authorized, to release any Lien covering property that is the subject of a disposition of property permitted hereunder.

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12.10           Survival. The obligations of the Borrower under Sections 2.9, 2.10, 4.14, 12.1, and 12.2 and the obligations of the Lenders under Section 10.5(a), shall survive the repayment of the Loans and the termination of the Commitments, the resignation or removal of an Agent and, in the case of any Lender that may assign any interest in its Commitment or Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of the Loans hereunder, and shall continue in full force and effect as long as the principal of or Interest on any Loan or any fee payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

12.11           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.12           Entire Agreement. This Agreement and the other Credit Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, representations, understandings, writings and statements of any nature are hereby superseded in their entirety by the terms of this Agreement and the other Credit Documents.

12.13           Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

12.14           No Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (a) (i) the services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) neither the Agents nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agents nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.15           USA PATRIOT Act. Each Agent and Lender subject to the provisions of the USA PATRIOT Act or any other applicable Anti-Money Laundering Laws hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act and other applicable Anti-Money Laundering Laws, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow it to identify the Borrower in accordance therewith. The Borrower hereby agrees to provide promptly any of the foregoing information that such Agent or Lender may from time to time request in order to comply with the requirements of the USA PATRIOT Act and/or any other applicable Anti-Money Laundering Laws.

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12.16           Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)              the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)              the effects of any Bail-in Action on any such liability, including, if applicable:

(i)               a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)              the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

12.17           Acknowledgement of Non-reliance on Margin Stock. The Administrative Agent hereby acknowledges, represents, warrants and agrees that it is in good faith relying on the Guaranty Agreement and the Collateral as credit support for the obligations of the Borrower, and further acknowledges, represents, warrants and agrees that the Administrative Agent expressly is not relying on any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America, as from time to time in effect and including all official rulings and interpretations thereunder or thereof), and specifically is not relying on the Borrower’s indirect interest in the Class B shares of TGS held by CIESA or any shares of TGS purchased or held by the Borrower in relation to the Tender Offer, in each case, as collateral to secure, either directly or indirectly, the obligations of the Borrower under the Credit Documents or any other agreement entered into in connection herewith or therewith.

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Schedule 2.1

Commitments

Commitments
Itaú Unibanco S.A., Nassau Branch	$90,000,000
Total	$90,000,000

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Schedule 6.6

Approvals

None.

55

Schedule 6.7

Litigation

None.

56

Schedule 6.11(b)

Liens

None.

57

Schedule 6.21

Indebtedness

None.

58

Schedule 6.26

Subsidiaries

None.

59

Schedule 8.5(c)

Investments

None.

60

Schedule 8.8

Transactions with Affiliates

None.

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